Exhibit 4.3

EMERA INCORPORATED

NOTICE OF ANNUAL MEETING

OF COMMON SHAREHOLDERS

WEDNESDAY, MAY 5, 2010

AND

MANAGEMENT INFORMATION CIRCULAR

Notice of Annual Meeting

The annual meeting of the common shareholders of Emera Incorporated will be held at the World Trade and Convention Centre, 1800 Argyle Street, Halifax, Nova Scotia on Wednesday, May 5, 2010 at 2:00 p.m. (Halifax time) for the purposes of:

1.	Electing Directors to serve until the next annual meeting of shareholders;

2.	Appointing Auditors;

3.	Authorizing the Directors to establish the Auditors’ fee; and

4.	Transacting such other business as may properly come before the Meeting.

Common shareholders of record as of the close of business on Friday, March 19, 2010 are entitled to vote at and participate in the business of the Meeting.

By Order of the Board of Directors,

“Stephen D. Aftanas”
Stephen D. Aftanas	Halifax, Nova Scotia, Canada
Corporate Secretary	February 12, 2010

As a shareholder, it is important that you vote. Common shareholders are encouraged to return their proxy as soon as possible. A postage-paid, pre-addressed envelope is provided. As an alternative, shareholders may choose to vote by telephone or the Internet as provided for on the proxy. Proxies must be received prior to the close of business on Tuesday, May 4, 2010.

Should you have any questions or comments, you may contact Emera Incorporated by writing to the Corporate Secretary, Emera Incorporated, P.O. Box 910, Halifax, Nova Scotia B3J 2W5 or by calling 1-800-358-1995 from anywhere in North America or 428-6060 within the Halifax-Dartmouth area.

2	Management Information Circular

Management Information Circular

Information as of March 15, 2010

(unless otherwise noted)

Solicitation of Proxies

This Management Information Circular (the “Circular”) is furnished in connection with the solicitation of proxies by the Board of Directors and management of Emera Incorporated (the “Company” or “Emera”) for use at the annual meeting (the “Meeting”) of common shareholders (the “Shareholders”) of the Company to be held on Wednesday, May 5, 2010 as set forth in the Notice of Annual Meeting (the “Notice”).

Enclosed with this Circular is a proxy. The solicitation of proxies will be primarily by mail although proxies may also be solicited by telephone, facsimile, in writing, or in person, by Directors, Officers, or other employees or agents of the Company.

The Company wishes to have as many Shareholders vote as possible and has retained a proxy solicitation agent to assist with the solicitation of votes from Shareholders. The proxy solicitation agent will monitor the number of Shareholders voting and will contact Shareholders in order to ensure that a maximum vote is achieved. The cost of this solicitation will be borne by the Company and is expected to be approximately $60,000.

Appointment and Revocation of Proxies

The persons named in the enclosed proxy, John T. McLennan, Chair of the Board; and Christopher G. Huskilson, President and Chief Executive Officer, are Directors of the Company. Stephen D. Aftanas is Corporate Secretary of the Company.

In order for a proxy to be counted, it must be received prior to the close of business on Tuesday, May 4, 2010. For Canadian residents, a postage-paid, pre-addressed envelope is provided for this purpose. In order for your vote to be counted, you may:

vote by proxy via mail, the Internet or telephone;

or

attend the Meeting in person and submit your completed proxy;

or

attend the Meeting in person and vote by ballot.

Completion of a proxy gives discretionary authority to the proxyholder in respect of amendments to matters identified in the Notice and other matters that may properly come before the Meeting or any adjournment thereof. As of the date of this Circular, management of the Company knows of no such amendments or other matters to be presented for action at the Meeting.

If you appoint Mr. McLennan, Mr. Huskilson, or Mr. Aftanas as your proxyholder, they will vote, or withhold from voting, in accordance with your directions. If you do not specify how you want your shares voted, they will vote “For” the:

•	election of Directors named in this Circular;

•	appointment of Ernst & Young, LLP as Auditors; and

•	authorization of the Directors to establish the Auditors’ fee.

They will vote in accordance with their best judgement if any other matters are properly brought before the Meeting.

Shareholders may appoint any other person (who need not be a Shareholder) to represent them at the Meeting by inserting that person’s name in the space provided on the accompanying proxy. The person whom you appoint is your proxyholder and must attend and vote at the Meeting in order for your vote to count.

Shareholders may revoke their proxy by giving written notification addressed to Stephen D. Aftanas, Corporate Secretary, 18th Floor, Barrington Tower, Scotia Square, P.O. Box 910, Halifax, Nova Scotia B3J 2W5, not later than the last business day preceding the day of the Meeting or any postponement or adjournment thereof or with the Chair of the Meeting on the day of the Meeting or any postponement or adjournment thereof or in any other manner permitted by law. If a proxy is revoked and not replaced by the close of business on Tuesday, May 4, 2010, the shares represented by such revoked proxy will not be counted and can only be voted in person by the Shareholder at the Meeting.

3	Management Information Circular

Record Date and Voting of Shares

The date for determining which Shareholders are entitled to receive Notice is Friday, March 19, 2010. This is called the “Record Date”. Only Shareholders of record at the close of business on the Record Date will be entitled to vote. Each common share owned as of the Record Date entitles the holder to one vote.

To the knowledge of the Directors and Officers, as of the date of this Circular, no person owned or exercised control over more than ten percent of the outstanding common shares of the Company and the only outstanding voting shares were 113,331,282 common shares.

Beneficial (or Non-Registered) Shareholders

Shareholders who have shares registered in their own name are called registered shareholders. Shareholders who do not hold shares in their own name are called beneficial or non-registered shareholders.

If shares are listed in an account statement provided to a shareholder by a broker, then it is likely that those shares will not be registered in the shareholder’s name but under the broker’s name or under the name of an agent of the broker such as CDS Clearing and Depository Services Inc. or its nominee, the nominee for many Canadian brokerage firms.

There are two kinds of beneficial owners: (i) Objecting Beneficial Owners - those who object to their name being made known to the issuers of shares which they own and (ii) Non-Objecting Beneficial Owners - those who do not object to their name being made known to the issuers of the shares which they own.

Non-Objecting Beneficial Owners will receive a voting instruction form (“VIF”) from Emera’s registrar and transfer agent, Computershare Trust Company of Canada (“Computershare”). This is to be completed and returned to Computershare in the envelope provided. In addition, Computershare provides both telephone voting and Internet voting as described on the VIF.

Securities regulation requires brokers or agents to seek voting instructions from Objecting Beneficial Shareholders in advance of the Meeting. Objecting Beneficial Owners should be aware that brokers or agents can only vote shares if instructed to do so by the objecting beneficial shareholder. Your broker or agent (or their agent Broadridge) will have provided you with a VIF or form of proxy for purposes of obtaining your voting instructions. Every broker has its own mailing procedures and provides instructions for voting. Shareholders must follow those instructions carefully to ensure their shares are voted at the Meeting. An objecting beneficial shareholder receiving a voting instruction form or proxy from a broker or agent cannot use that proxy to vote in person at the Meeting. To vote your shares at the meeting, the voting instruction form or proxy must be returned to the broker well in advance of the Meeting. If you wish to attend and vote your shares in person at the Meeting, follow the instructions for doing so provided by your broker or agent.

Shareholder Proxy Materials

These Shareholder proxy materials are being sent to both registered and non-registered owners of the Company’s shares. If you are a non-registered owner, and the Company or its agent has sent these materials directly to you, your name and address and information about your holding of shares, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.

Restrictions on Share Ownership and Voting

There are legislated restrictions on the ownership of the Company’s voting shares. Common shares are the only voting shares at this time. No Shareholder may own or control, directly or indirectly, more than 15 percent of the outstanding voting shares. Shareholders who are not residents of Canada may not hold, in total, more than 25 percent of outstanding voting shares.

These restrictions may be enforced by limiting non-complying Shareholders’ voting rights, dividend rights and transfer rights. Shareholders may be required, at any time, to furnish a statutory declaration to verify the number of shares held and/or residency in order to ensure compliance with these restrictions.

If you have any questions about share ownership and voting restrictions, please contact the Corporate Secretary.

4	Management Information Circular

Business of the Meeting

All resolutions placed before the Meeting must be approved by a majority of the votes cast.

1.	Election of the Board of Directors: The 10 nominees proposed for election as Directors at the 2010 Meeting are identified under the section of this Circular entitled “Director Nominees”. The Company’s Articles of Association state that no more than two Directors may be current employees of the Company or an affiliate of the Company. The President and Chief Executive Officer, Christopher G. Huskilson, is the only nominee who is an employee of the Company.

All nominees are currently Directors of the Company and have served as Directors from the dates set out under “Director Nominees” below. Each nominee has indicated his or her willingness to serve as a Director. Each Director elected at the Meeting will hold office until the next Annual Meeting of Shareholders.

Mr. McLennan, Mr. Huskilson and Mr. Aftanas intend to vote “For” the 10 nominees unless a Shareholder specifies that their shares be withheld.

Majority Voting Policy for Directors

In February 2008, the Board of Directors adopted a Majority Voting Policy for Directors. For information about the Majority Voting Policy refer to the section of this Circular entitled “Statement of Corporate Governance Practices” under the heading “Majority Voting for Election of Directors”.

2.	Appointment of Auditors: The Audit Committee pre-approves all services to be supplied by auditors and has reviewed the performance of Ernst & Young, LLP, including its independence, relating to the audit. Mr. McLennan, Mr. Huskilson and Mr. Aftanas intend to vote “For” the re-appointment of Ernst & Young, LLP as auditors of the Company to hold office until the close of the next Annual Meeting of Shareholders, unless a Shareholder specifies their shares be withheld from voting.

Ernst & Young, LLP have been auditors of the Company since 1998 and its predecessor company since 1991.

3.	Auditors’ Fee: Mr. McLennan, Mr. Huskilson and Mr. Aftanas intend to vote “For” the authorization of Directors to establish the auditors’ fee for 2010, unless a Shareholder specifies their shares be voted “Against” such matter. The Company is incorporated under the Nova Scotia Companies Act. Shareholder approval of this matter is required pursuant to the Act. The fees paid to Ernst & Young, LLP for services provided to the Company and certain subsidiaries for 2009 were as follows:

Audit Fees	$506,761
Audit-Related Fees	123,056
Tax Fees	592,180

$1,221,997

Director Nominees

Emera’s Articles of Association and the Charter for the Nominating and Corporate Governance Committee assign the responsibility for recruiting and selecting nominees for election as Directors. The Committee reviews the experience and skill sets of the present Directors and assesses the profiled requirements needed to ensure that the Board is able to function effectively. The Committee evaluates issues which face, or will face, the Company and provides a plan of action necessary to ensure the Board expertise will be appropriate for Company activities.

The Committee uses the services of a qualified search consulting firm in order to assist it in identifying suitable new Director candidates. New Director candidates are met by at least the Chair of the Board, the Committee Chair, and the President and Chief Executive Officer, and in most cases by additional Directors. Reference checks and background checks may also be carried out on new Director candidates.

The information below identifies the proposed nominees, information about their experience, length of service on the Board if applicable, and share and/or deferred share unit ownership as of December 31, 2008 and December 31, 2009. The estimated value of their equity and deferred share unit holdings on December 31, 2009 is based on the closing price of Emera’s common shares on December 31, 2009 of $25.07 and the estimated value of their equity and deferred share unit holdings on December 31, 2008 is based on the closing price of Emera’s common shares on December 31, 2008 of $22.20.

5	Management Information Circular

All nominees are required to meet share ownership guidelines, and the information below discusses each Director’s status under those guidelines. For further information on the non-employee Directors share ownership guidelines, see “Directors Share Ownership Guidelines” in the section of this Circular entitled “Statement of Corporate Governance Practices”. For further information on the share ownership guidelines for Mr. Huskilson, see the heading “Executive Share Ownership Requirements” in the Statement of Executive Compensation later in this Circular.

All nominees, except Mr. Huskilson and Mr. Briggs, are not and have not been members of management or employees of the Company or any of its affiliates. Mr. Briggs has not been a member of management of an affiliate since 2001. A number of nominees are also Directors of public issuers and further information is contained below in the table entitled “Other Publicly-Traded Directorships”. However, none of the nominees are Directors, officers or significant shareholders of an entity that has a relationship with the Company that could be perceived to materially interfere with their ability to act in the best interests of the Company. Based on this, all nominees are considered by the Board to be independent, except for Mr. Huskilson.

Nova Scotia Power Incorporated (NSPI) is a wholly-owned subsidiary of Emera and is referred to below in certain Director information.

The matrix below shows the Board’s mix of skills and experience in nine categories important to the Company’s business.

Skills and Experience	Director Nominees with Applicable Skills or Experience
CEO/Senior Executive - CEO or Senior Officer experience with large organization	9
Governance/Other Directorships - Director of public Company and/or significant governance role	9
Customer/Stakeholder - Experience in managing stakeholder or represents customer group	7
Energy Sector - Senior executive experience in the energy sector	5
M&A/Growth Strategy - Senior executive experience with mergers, acquisitions and/or business growth strategy	7
Compensation and Human Resources - Understanding and experience with human resources issues and compensation policies	7
Financial - Financial literacy	10
Legal and Regulatory - Legal or regulatory experience	6
Diversity - Gender, ethnic, geographic origin, experience in industry, public, private or non-profit sector	9

6	Management Information Circular

Robert S. Briggs Age: 66 Carrabassett Valley, Maine, U.S.A. Director Since: 2001 Independent

Mr. Briggs has been a Director of the Company since October 2001 and has been a member of the Audit Committee since April 2002.

Mr. Briggs was the President and Chief Executive Officer of Bangor Hydro Electric Company from January 1991 to October 2001 and was a Director of Bangor Hydro from 1985 to October 2001. From October 2001 to October 2006, Mr. Briggs was a Director of Nova Scotia Power Incorporated.

Mr. Briggs graduated from the University of New Hampshire with a BA and from University of Maine School of Law with a JD.

	Board/Committee Membership		Attendance	Total %	Public Board Membership During Last Five Years
	- Board Member		8 of 8	100%	None
	- Audit Committee Member		4 of 4	100%
	Securities Held:
	Year Ended	Common Shares	DSUs	Value of Shares and DSUs	Status under Share Ownership Guidelines
	2009 2008	5250 5250	Nil Nil	$131,617 $116,550	Mr. Briggs owns shares and DSUs valued at 75% of the requirement under the Guidelines. He has until September 2013 to meet the Share Ownership Guidelines.

Thomas W. Buchanan, F.C.A. Age: 54 Calgary, Alberta Director Since: 2009 Independent

Mr. Buchanan has been a Director of the Company since May 2009 and has been a member of the Audit Committee and the Nominating and Corporate Governance Committee since May 2009.

Mr. Buchanan is a Director and the President and Chief Executive Officer of Provident Energy Trust, an energy income trust in Calgary, Alberta that owns and manages an oil and gas production business and a natural gas liquids midstream services and marketing business. Mr. Buchanan is a Director of Hawk Exploration Ltd. and Athabasca Oil Sands Corp.

Mr. Buchanan is a Fellow of the Chartered Accountants. He graduated from the University of Calgary with a Bachelor of Commerce degree.

	Board/Committee Membership		Attendance	Total %	Public Board Membership During Last Five Years
	- Board Member - Audit Committee Member - Nominating and Corporate Governance Committee Member		5 of 5 2 of 2 2 of 2	100% 100% 100%	Provident Energy Trust, Breitburn Energy Partners LP, Churchill Energy Inc., Hawk Exploration Ltd.
Securities Held:

	Year Ended	Common Shares	DSUs	Value of Shares and DSUs	Status under Share Ownership Guidelines
	2009 2008	Nil N/A	2055 N/A	$51,518 N/A	Mr. Buchanan owns shares and DSUs valued at 29% of the requirement under the Guidelines. He became a Board member in May 2009, therefore he has until May 2014 to meet the Share Ownership Guidelines.

George A. Caines, Q.C. Age: 72 Halifax, Nova Scotia Director Since: 2009 Independent	Mr. Caines was appointed a Director of the Company on September 25, 2009 and was previously a Director of the Company from September 1998 to May 2007 and was Chair of the Audit Committee from May 2000 to May 2006. Mr. Caines has been the Chair of the Board of Nova Scotia Power Incorporated since May 2009 and has been a Director of Nova Scotia Power Incorporated since April 1995.

Mr. Caines is a partner with the Halifax offices of the law firm Stewart McKelvey.

Mr. Caines graduated from University King’s College with a B.A. and graduated from Dalhousie University with an LL.B.

Board/Committee Membership		Attendance	Total %	Public Board Membership During Last Five Years
- Board Member		2 of 2	100%	None
Securities Held:
Year Ended	Common Shares	DSUs	Value of Shares and DSUs	Status under Share Ownership Guidelines
2009 2008	5,420 4,531	15,643 14,910	$528,049 $431,590	Mr. Caines owns shares and DSUs valued at 301% of the requirement under the Guidelines, therefore, Share Ownership Guidelines are met.

7	Management Information Circular

Gail Cook-Bennett, C.M Age: 69 Toronto, Ontario Director Since: 2004 Independent

Dr. Cook-Bennett has been a Director of the Company since November 2004. Since November 2004 she has been a member of the Nominating and Corporate Governance Committee and has been Committee Chair since May 2006. She was a member of the Audit Committee from May 2005 to May 2007. From November 2004 to October 2006, Dr. Cook-Bennett was a Director of Nova Scotia Power Incorporated.

Dr. Cook-Bennett is Chair of Manulife Financial Corporation, an insurance company which provides life insurance, group life and health insurance, long-term care services, pension products, annuities, and mutual funds in international markets. Prior to October 2008 she was Chair of the Canada Pension Plan Investment Board which has responsibility for investing Canada Pension Plan contributions. Dr. Cook-Bennett is a Fellow of the Institute of Corporate Directors.

Dr. Cook-Bennett graduated from the University of Michigan with a Ph.D. in Economics. She is a Fellow with the Institute of Corporate Directors.

	Board/Committee Membership			Attendance	Total %	Public Board Membership During Last Five Years
	- Board Member			7 of 8	87%	Manulife Financial Corporation
	- Nominating and Corporate Governance Committee Chair			3 of 3	100%	Petro Canada
	Securities Held:
	Year Ended	Common Shares	DSUs	Value of Shares and DSUs	Status under Share Ownership Guidelines
	2009	1,000	13,586	$365,671	Dr. Cook-Bennett owns shares and DSUs valued at 208% of the requirement under the Guidelines, therefore, Share Ownership Guidelines are met.
	2008	1,000	10,243	$249,595

Allan L. Edgeworth Age: 59 Calgary, Alberta Director Since: 2005 Independent	Mr. Edgeworth has been a Director of the Company since November 2005. He has been a member of the Management Resources and Compensation Committee since February 2006 and a member of the Audit Committee since April 2008. He was a member of the Nominating and Corporate Governance Committee from May 2007 to April 2008. From November 2005 to October 2006, Mr. Edgeworth was a Director of Nova Scotia Power Incorporated.

Mr. Edgeworth is President of ALE Energy Inc. and is the former President and Chief Executive Officer of Alliance Pipeline. He is a Director of AltaGas Ltd. and Pembina Pipeline Corporation, and is a Commission Member and Director of the Alberta Securities Commission.

Mr. Edgeworth holds a Bachelor of Applied Science in Geological Engineering and is a graduate of the Queen’s Executive Program.

Board/Committee Membership			Attendance	Total %	Public Board Membership During Last Five Years
- Board Member			8 of 8	100%	AltaGas Ltd.
- Audit Committee Member			4 of 4	100%	Pembina Pipelines Corporation
- Management, Resources and Compensation Committee Member			6 of 6	100%
Securities Held:
Year Ended	Common Shares	DSUs	Value of Shares and DSUs	Status under Share Ownership Guidelines
2009	1,000	14,476	$387,983	Mr. Edgeworth owns shares and DSUs valued at 221% of the requirement under the Guidelines, therefore, Share Ownership
2008	1,000	11,922	$286,868	Guidelines are met.

8	Management Information Circular

Christopher G. Huskilson Age: 52 Wellington, Nova Scotia Director Since: 2004 Not Independent

Mr. Huskilson has been a Director and the President and Chief Executive Officer of Emera since November 2004. He is also Chair of Bangor Hydro Electric Company, a Director of Nova Scotia Power Incorporated and serves as the Chair or as a Director of a number of other Emera affiliated companies. Mr. Huskilson has held a number of positions within Nova Scotia Power Incorporated and its predecessor, Nova Scotia Power Corporation, since June 1980.

Mr. Huskilson holds a Bachelor of Science in Engineering and a Master of Science in Engineering from the University of New Brunswick.

	Board/Committee Membership			Attendance	Total %	Public Board Membership During Last Five Years
	- Board Member			8 of 8	100%	ICD Utilities Limited
						Saint Lucia Electricity Services Limited Algonquin Power and Utilities Corp.
	Securities Held:
	Year Ended	Common Shares	DSUs	Value of Shares and DSUs		Status under Share Ownership Guidelines
	2009	10,129	163,391 (vested and unvested)		$4,350,146	Mr. Huskilson is subject to the Executive Share Ownership Requirements which require that he own shares and/or DSUs valued at 3 times his salary. He exceeds this requirement.
	2008	10,114	144,816 (vested and unvested)		$3,439,446

John T. McLennan Age: 64 Mahone Bay, Nova Scotia Director Since: 2005 Independent	Mr. McLennan has been a Director of the Company since April 2005, and has been Chair of the Board of the Company since May 2009. He has been a Director of Nova Scotia Power Incorporated since April 2005 and was the Chair of the Board of Nova Scotia Power Incorporated from May 2006 to May 2009. Mr. McLennan was a member of the Management Resources and Compensation Committee and the Nominating and Corporate Governance Committee from April 2005 to May 2009 when he became Chair of the Board.

Mr. McLennan is the former Vice-Chair and Chief Executive Officer of Allstream Inc. and currently sits on the Board of Jazz Air Holding GP Inc. and Amdocs Ltd.

Mr. McLennan holds a Bachelor of Science, Master of Science and Honorary Doctorate of Science degrees from Clarkson University in New York.

Board/Committee Membership			Attendance	Total %	Public Board Membership During Last Five Years
- Board Chair			7 of 8	87%	Jazz Air Holdings GP Inc.
					Amdocs Limited
Securities Held:
Year	Common Shares	DSUs	Value of Shares and DSUs		Status under Share Ownership Guidelines
2009	5,000	22,643		$693,006	Mr. McLennan owns shares and DSUs valued at 396% of the requirement under the Guidelines, therefore, Share Ownership Guidelines are met.
2008	5,000	15,336		$451,459

Donald A. Pether Age: 62 Dundas, Ontario Director Since: 2008 Independent	Mr. Pether has been a Director of the Company since November 2008. He has been a member of the Management Resources and Compensation Committee and the Nominating and Corporate Governance Committee since May 2009.

Mr. Pether is the former Chair of the Board and Chief Executive Officer of Dofasco Inc. a Canadian steel producer. Mr. Pether is Chair of the Board of Governors for McMaster University, on the Council of Governors for Hamilton Health Sciences Foundation and the Art Gallery of Hamilton, and a Director of Samuel Manu-Tech Inc.

Mr. Pether has a Bachelor of Science from the University of Alberta.

Board/Committee Membership			Attendance	Total %	Public Board Membership During Last Five Years
- Board Member			8 of 8	100%	Samuel Manu-Tech Inc.
- Management, Resources and Compensation Committee Member			3 of 3	100%	Fording Canadian Coal Trust
- Nominating and Corporate Governance Committee Member			2 of 2	100%
Securities Held:
Year Ended	Common Shares	DSUs	Value of Shares and DSUs		Status under Share Ownership Guidelines
2009	Nil	1,939	$48,610		Mr. Pether owns shares and DSUs valued at 27% of the requirement under the Guidelines. He became a Board member in November 2008, therefore he has until November 2013 to meet the Share Ownership Guidelines.
2008	N/A	N/A	N/A

9	Management Information Circular

Andrea S. Rosen Age: 55 Toronto, Ontario Director Since: 2007 Independent	Ms. Rosen has been a Director of the Company since January 2007 and has been a member of Emera’s Audit Committee since May 2007. She was appointed Audit Committee Chair in April 2008.

Ms. Rosen is the former Vice-Chair, TD Bank Financial Group and President, TD Canada Trust. Ms. Rosen is also a Director of Alberta Investment Management Corporation and Hiscox Ltd.

Ms. Rosen received her joint LL.B and M.B.A. from Osgoode Hall Law School, York University.

Board/Committee Membership			Attendance	Total %	Public Board Membership During Last Five Years
- Board Member			8 of 8	100%	Hiscox Ltd.
- Audit Committee Chair			4 of 4	100%
Securities Held:
Year Ended	Common Shares	DSUs	Value of Shares and DSUs		Status under Share Ownership Guidelines
2009	Nil	9,628	$241,373		Ms. Rosen owns shares and DSUs valued at 137% of the requirement under the Guidelines, therefore Share Ownership Guidelines are met.
2008	Nil	5,974	$132,623

M. Jacqueline Sheppard Age: 54 Calgary, Alberta Director Since: 2009 Independent	Ms. Sheppard has been a Director of the Company since February 2009. She has been a member of the Audit Committee and the Management Resources and Compensation Committee since May 2009.

Ms. Sheppard is a Director of NWest Energy Inc., a Canadian junior oil and gas company and is the former Executive Vice-President, Corporate and Legal and Corporate Secretary for Talisman Energy Inc., an international oil and gas company based in Calgary, Alberta, Canada.

Ms. Sheppard is a Rhodes Scholar, having received an Honours Jurisprudence, Bachelor of Arts and Masters of Arts from Oxford University. She received her law degree (Honours) from McGill University.

Board/Committee Membership			Attendance	Total %	Public Board Membership During Last Five Years
- Board Member			8 of 8	100%	NWest Energy Inc.
- Audit Committee Member			2 of 2	100%
- Management, Resources and Compensation Committee Member			2 of 3	67%
Securities Held:
Year Ended	Common Shares	DSUs	Value of Shares and DSUs		Status under Share Ownership Guidelines
2009	Nil	2,010	$50,390		Ms. Sheppard owns shares and DSUs valued at 28% of the requirement under the Guidelines. She became a Board member in February 2009, therefore she has until February 2014 to meet the Share Ownership Guidelines.
2008	N/A	N/A	N/A

Other Publicly–Traded Directorships

Emera Director nominees currently serve as Directors on other publicly-traded companies, as set out in the table below.

Emera Director Nominee	Other Publicly-Traded Directorships
Robert S. Briggs	None
Thomas W. Buchanan	Provident Energy Trust Hawk Exploration Ltd.
Gail Cook-Bennett	Manulife Financial Corporation
George A. Caines	None
Allan L. Edgeworth	AltaGas Ltd. Pembina Pipeline Corporation
Christopher G. Huskilson	ICD Utilities Limited Saint Lucia Electricity Services Ltd. Algonquin Power and Utilities Corp.
John T. McLennan	Jazz Air Holdings GP Inc. Amdocs Ltd.
Donald A. Pether	Samuel Manu-Tech Inc.
Andrea S. Rosen	Hiscox Ltd.
M. Jacqueline Sheppard	NWest Energy Inc.

10	Management Information Circular

Compensation of Directors

The Nominating and Corporate Governance Committee is responsible for reviewing Directors’ compensation. As part of its review, the Committee considers compensation practices of Canadian publicly-traded companies that are similar in operation and size to Emera and ensures that Directors are appropriately compensated for the responsibilities and risks involved in being a Director.

Listed below are the annual compensation rates for independent Directors during 2009. These rates were first effective January 1, 2008. These rates are not applicable to Mr. Huskilson as the only management Director, nor to Mr. G.A. Caines as Chair of NSPI.

Annual Chair’s Retainer: (This is an all-inclusive fee. The Chair of the Board
receives no meeting fees or any other retainers)	$160,000
Annual Director Retainer:	$35,000
In-Person Meeting Fee:	$1,750
Telephone Meeting Fee:	$1,250
Travel Fee: (if one-way travel is 5 hours or more)	$1,750
Travel Fee: (if one-way travel is at least 3 hours but less than 5 hours)	$875
Annual Audit Committee Chair Retainer:	$15,000
Annual Audit Committee Member Retainer:	$5,000
Annual Management Resources and Compensation Committee Chair Retainer:	$12,000
Annual Management Resources and Compensation Committee Member Retainer:	$3,000
Annual Nominating and Corporate Governance Committee Chair Retainer:	$5,000
Annual Nominating and Corporate Governance Committee Member Retainer:	$3,000

Effective January 1, 2010 certain annual compensation rates for independent Directors increased. For details about these new rates please see “Director Compensation” in the section of this Circular entitled “Statement of Corporate Governance Practices”.

Total Director Compensation

The following table sets out the total gross compensation earned by all Directors who served on Emera’s Board during 2009 for attendance at Board and Committee meetings for which a Director attended as a member or guest, briefing meetings, education sessions, and travel fees.

Director (1) (2)	Fees Earned in 2009 (3) ($)	Share Based Awards(4) ($)	All Other Compensation ($)	Total ($)
R.S. Briggs	76,750	0	N/A	76,750
T.W. Buchanan (5)	54,274	51,534	N/A	54,274
G.A. Caines (6)	N/A	18,386	103,625	103,625
G. Cook-Bennett	61,875	83,823	N/A	61,875
A.L. Edgeworth	85,750	64,042	N/A	85,750
J.T. McLennan (7)	105,205	183,206	37,973	143,178
D. Oland	121,979	6,542	N/A	121,979
E. Parr-Johnston	79,750	59,380	N/A	79,750
D. A. Pether	66,570	48,611	N/A	66,570
A.S. Rosen	73,250	91,601	N/A	73,250
M.J. Sheppard (8)	69,387	50,398	N/A	69,387

Notes:

(1)	During 2009, the Company did not offer share-based awards (except Directors did have the ability to elect to receive some or all of their cash compensation in the form of DSUs), option-based awards, non-equity incentive plan participation, or participation in a Company pension plan to its Directors.
(2)	Mr. Huskilson is not included in the above table as his compensation for service as Emera’s President and Chief Executive Officer is disclosed in the Statement of Executive Compensation. He does not receive any additional compensation for his services as a Director of Emera.
(3)	All Directors are paid in Canadian dollars.
(4)	This column shows the value obtained when the number of DSUs awarded to each Director in 2009 in lieu of cash compensation, pursuant to elections made by such Director, plus dividends earned on the DSUs in the form of additional DSUs is multiplied by the December 31, 2009 Emera share closing price of $25.07.
(5)	Mr. Buchanan was appointed to the Board of Directors effective May 6, 2009.
(6)	Mr. Caines was appointed as Chair of NSPI May 6, 2009 and is only paid by NSPI for his services as NSPI’s Chair. The amount reflected above represents his NSPI compensation as an NSPI Director from January to May 2009 and his NSPI compensation as NSPI’s Chair of the Board from May 2009 to December 2009. Mr. Caines does not receive any additional compensation for his services as a Director of Emera.

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(7)	Mr. McLennan was appointed Chair of Emera May 6, 2009. The fee reflected above represents his prorated Chair fee for the period May 2009 to December 2009 paid by Emera. The amount reflected in “All Other Compensation” reflects his compensation paid by NSPI as Chair of NSPI from January 2009 to May 2009.
(8)	Ms. Sheppard was appointed to the Board of Directors effective February 13, 2009.

All independent Directors are reimbursed for expenses incurred for attendance at Board, Committee, and Shareholders’ Meetings and when on Company business. They are also eligible to participate in certain group health benefits which are available to employees and, if they choose to participate, are required to contribute to the premium costs of such benefits in the same fashion as employees.

Directors Share Ownership Guidelines

The Directors are subject to share ownership guidelines that require them to own common shares and/or deferred share units with a value of not less than $175,000 within a specified timeframe. For more information about the Director Share Ownership Guidelines see the heading “Director Share Ownership Guidelines” in the section of this Circular entitled “Statement of Corporate Governance Practice”.

Directors Deferred Share Unit Plan

Under the Directors deferred share unit plan (the “Plan”), independent Directors may elect to receive all or any portion of their compensation in deferred share units (“DSUs”) in lieu of cash compensation. Directors’ fees are paid on a quarterly basis and at the time of each quarterly payment, the applicable amount is converted to DSUs.

A DSU is a bookkeeping entry that has a value based upon the value of one Emera common share. When a dividend is paid on Emera’s common shares, the Director’s DSU account is credited with additional DSUs. DSUs cannot be redeemed for cash until the Director leaves the Board. The cash redemption value of a DSU equals the market value of a common share at the time of redemption. DSUs are not shares, cannot be converted to shares, and do not carry voting rights.

Effective January 1, 2010, independent Directors’ began receiving a portion of their annual retainer in grants of DSUs. See “Director Compensation” in the Statement of Corporate Governance Practices in this Circular for more information about Director Compensation.

Independent Directors are not entitled to participate in any other compensation plan of the Company or in the Employee Common Share Purchase Plan.

Committees of the Board of Directors

The Board of Directors has three standing Committees to assist it in carrying out its duties. The Committees are:

•	Audit;

•	Management Resources and Compensation; and

•	Nominating and Corporate Governance.

For further information on the Committees, see “Statement of Corporate Governance Practices”.

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Director Meeting Attendance

During 2009, the Board or its Committees met on 22 occasions. Listed in the following table is the number of Board and Committee meetings attended by each Director in 2009. It does not include attendance at Committee meetings as a guest, briefing meetings, or education sessions. In the table below, references to the Management Resources and Compensation Committee are referred to as “MRCC”, and references to the Nominating and Corporate Governance Committee are referred to as “NCGC”.

Director	Number of Meetings Attended		Percentage of Meetings Attended		Comments
Robert S. Briggs	Board: Shareholders Meeting: Audit Committee: MRCC: NCGC:	8 of 8 1 of 1 4 of 4 N/A N/A	100 100 100 N/A N/A	% % %
Thomas W. Buchanan (1)	Board: Shareholders Meeting: Audit Committee: MRCC: NCGC:	5 of 5 N/A 2 of 2 N/A 2 of 2	100 N/A 100 N/A 100	% % %
George A. Caines (2)	Board: Shareholders Meeting: Audit Committee: MRCC: NCGC:	2 of 2 N/A N/A N/A N/A	100 N/A N/A N/A N/A	%
Gail Cook-Bennett	Board: Shareholders Meeting: Audit Committee: MRCC: NCGC:	7 of 8 0 of 1 N/A N/A 3 of 3	87 0 N/A N/A 100	% % %
Allan L. Edgeworth	Board: Shareholders Meeting: Audit Committee: MRCC: NCGC:	8 of 8 1 of 1 4 of 4 6 of 6 N/A	100 100 100 100 N/A	% % % %
Christopher G. Huskilson (3)	Board: Shareholders Meeting: Audit Committee: MRCC: NCGC:	8 of 8 1 of 1 N/A N/A N/A	100 100 N/A N/A N/A	% %
John T. McLennan (4)	Board: Shareholders Meeting: Audit Committee: MRCC: NCGC:	7 of 8 1 of 1 N/A 3 of 3 1 of 1	87 100 N/A 100 100	% % % %
Derek Oland (5)	Board: Shareholders Meeting: Audit Committee: MRCC: NCGC:	8 of 8 1 of 1 N/A 2 of 3 N/A	100 100 N/A 67 N/A	% % %	Mr. Oland advised of his intention to retire from the Board and will not stand for nomination at the 2010 shareholders’ meeting.
Elizabeth Parr-Johnston	Board: Shareholders Meeting: Audit Committee: MRCC: NCGC:	8 of 8 1 of 1 N/A 6 of 6 3 of 3	100 100 N/A 100 100	% % % %	Dr. Parr-Johnston advised of her intention to retire from the Board and will not stand for nomination at the 2010 shareholders’ meeting.

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Director	Number of Meetings Attended		Percentage of Meetings Attended		Comments
Donald A. Pether (6)	Board: Shareholders Meeting: Audit Committee: MRCC: NCGC:	8 of 8 1 of 1 N/A 3 of 3 2 of 2	100 100 N/A 100 100	% % % %
Andrea S. Rosen	Board: Shareholders Meeting: Audit Committee: MRCC: NCGC:	8 of 8 1 of 1 4 of 4 N/A N/A	100 100 100 N/A N/A	% % %
M. Jacqueline Sheppard (7)	Board: Shareholders Meeting: Audit Committee: MRCC: NCGC:	8 of 8 1 of 1 2 of 2 2 of 3 N/A	100 100 100 67 N/A	% % % %

Notes:

(1)	Mr. Buchanan was appointed a Director, an Audit Committee member, and a Nominating and Corporate Governance Committee member on May 6, 2009.
(2)	Mr. Caines was appointed a Director on September 25, 2009.
(3)	Mr. Huskilson is not a member of any Committee, however, as President and Chief Executive Officer he attends Committee meetings in a non-voting capacity. He did not participate in any portion of Board and/or Committee meetings that dealt with his role or performance.
(4)	Mr. McLennan was appointed Chair of the Board on May 6, 2009. Prior to his Chair appointment, Mr. McLennan was a member of the Management Resources and Compensation Committee and a member of the Nominating and Corporate Governance Committee. His attendance as a member of these Committees is noted above. As Chair of the Board Mr. McLennan is not a member of any of Emera’s Committees; however, he attends Committee meetings in a non-voting capacity and attended an additional 8 of 8 Committee meetings.
(5)	Mr. Oland was Chairman of the Board until May 6, 2009. As Chairman of the Board Mr. Oland was not a member of any of Emera’s Committees; however, he attended Committee meetings in a non-voting capacity and attended 5 of 5 Committee meetings. On May 6, 2009 Mr. Oland was appointed a member of the Management Resources and Compensation Committee and his attendance as a Committee member is noted above.
(6)	Mr. Pether was appointed to the Management Resources and Compensation Committee and the Nominating and Corporate Governance Committee on May 6, 2009.
(7)	Ms. Sheppard was appointed to the Audit Committee and the Management Resources and Compensation Committee on May 6, 2009.

Certain Proceedings

To the knowledge of the Company, none of the proposed nominees for election as Directors of the Company:

(a)	are, as at the date of this Circular, or have been, within ten years before the date of this Circular, a Director, Chief Executive Officer or Chief Financial Officer of any company that:

(i)	was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days (an “Order”) that was issued while the proposed nominee was acting in the capacity as Director, chief executive officer or chief financial officer; or

(ii)	was subject to an Order that was issued after the proposed nominee ceased to be a Director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as Director, chief executive officer of chief financial officer,

(b)	are, as at the date of this Circular, or have been within ten years before the date of this Circular, a Director or executive officer of a company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

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(c)	have, within the ten years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed nominee, except for:

John T. McLennan was the Chief Executive Officer of AT&T Canada when AT&T Canada filed for protection under the Companies’ Creditors Arrangement Act on October 15, 2002.

Statement of Executive Compensation

Management Resources and Compensation Committee

The Management Resources and Compensation Committee of the Board of Directors (the “MRCC”) determines the compensation for Emera’s executive officers, and reviews, approves and oversees the administration of all of the Company’s executive compensation plans and programs. The MRCC currently consists of Elizabeth Parr-Johnston (Chair), Allan L. Edgeworth, Derek Oland, Donald A. Pether, and M. Jacqueline Sheppard.

All members of the MRCC are independent Directors meaning none have been officers or employees of the Company or its subsidiaries. They do not have any relationship which resulted in indebtedness to the Company or its subsidiaries, nor any interest in transactions which have or would materially affect the Company or its subsidiaries.

The Board has assigned responsibility to the MRCC for reviewing overall compensation policies and for reviewing and recommending compensation for senior management of the Company.

The MRCC also has responsibility for ensuring that, on an annual basis, the performance of the President and Chief Executive Officer is assessed and for ensuring that the Company adequately carries out succession planning. On an annual basis, the Company’s President and Chief Executive Officer provides a list of potential successors for his position to the MRCC. This activity also includes identifying internal successors for each of the Named Executive Officers and senior management throughout the Company and its affiliates. The Board of Directors reviews the recommendations of the MRCC and gives approval on compensation matters for senior management of the Company as well as on policy changes related to compensation.

For the purposes of compensation disclosure, the individuals listed in the 2009 “Summary Compensation Table” are the President and Chief Executive Officer, the Vice-President and Chief Financial Officer and the next three most highly compensated executive officers of the Company, or its affiliated companies, as defined by Canadian securities legislation (the “Named Executive Officers”).

Compensation Advisors

The MRCC retains the services of independent advisors as needed in order to assist it in discharging its duties.

Since 2007, the MRCC has engaged Hugessen Consulting Inc. (“Hugessen”) as its principal advisor to provide independent advice, compensation analysis and other information for compensation recommendations. Hugessen provides advice on the competitiveness and appropriateness of compensation practices and comparator groups for Emera and its affiliates. In addition, Hugessen provides advice to the MRCC on policy recommendations by management, and also reviews and provides commentary on the Company’s Statement of Executive Compensation. In 2009, Hugessen was also retained by the Company’s Nominating and Corporate Governance Committee to provide independent advice and compensation analysis regarding Director’s compensation.

The MRCC has adopted a number of practices with regard to its executive compensation advisor:

•	The MRCC annually reviews the advisor’s performance and fees;

•

With input from Company management and the advisor, the MRCC annually, or on an as-needed basis, determines the specific work to be undertaken by the advisor for the MRCC and the fees associated with this work;

15	Management Information Circular

•

All services provided by the MRCC’s advisor beyond its role in supporting the requirements of the MRCC require written pre-approval by the MRCC Chair outlining the scope of work and related fees. The MRCC does not approve any such work that, in its view, could compromise the advisor’s independence in serving the MRCC;

•	The work done and the fees paid by Emera to compensation advisors are disclosed annually in this Circular.

In addition to the MRCC’s compensation advisor in 2009, management engaged the services of Towers Watson (formerly Towers Perrin) and Morneau Sobeco.

In 2009, Towers Watson was engaged to assist in compiling market information on senior management compensation for NSPI relating to base salary, and short-term and long-term incentives. Towers Watson’s scope of services included competitive reviews of executive compensation levels and information on industry trends.

Also in 2009, Morneau Sobeco completed actuarial analysis on Emera’s long-term incentive plan and provided current data on the Executive Pension Plan.

The MRCC reviews information and recommendations provided by Hugessen, Towers Watson and Morneau Sobeco, as it considers its decisions relevant to the objectives of the compensation program.

The table below summarizes the fees paid to all external compensation advisors in 2009:

Advisor	All MRCC Work	All Other Work
Hugessen Consulting Inc.	$30,728	$31,600	(1)
Towers Watson	Nil	$12,781
Morneau Sobeco	Nil	$47,464

(1)	Hugessen Consulting Inc. was retained by the Nominating and Corporate Governance committee in 2009 to review Director’s compensation

Compensation Discussion and Analysis

Objective of Compensation Program

The purpose of Emera’s executive compensation program is to reward Emera’s executives for sustained increases in shareholder value; to attract, retain and motivate highly qualified and high-performing executives; and to align the interests of executives with the interests of Emera’s shareholders.

Compensation Program Design

Emera’s compensation program is designed to be competitive in relevant labour markets, include both short-term and long-term performance goals and link compensation to the Company’s performance as measured by specific financial results.

Market Competitiveness – Emera’s executive compensation program is designed to provide total target compensation at the median or 50th percentile of compensation paid by similar industries and similarly-sized companies. “Total Target Compensation” for senior management, including the Named Executive Officers, for these purposes, is comprised of:

•	base salary,

•	target annual incentive, and

•	target long-term incentives linked to total shareholder value.

Pay for Performance – Emera’s executive compensation philosophy is that a significant proportion of executive compensation must be at risk. The at risk components depend on achieving Company, business unit and individual performance objectives. These objectives are set forth in scorecards that establish agreed upon objectives that are measurable and incent performance by each executive that is appropriate to the position and, if achieved, will contribute value to the Company or its affiliates in the form of financial results, value to customers, value to assets or value to other employees with the organization (“Scorecards”). Executives’ performance against each Scorecard is measured and rated. The Executive must have achieved a threshold level of performance for any payment against a particular objective, failing which there is no payment against such objective. Accordingly, incentive compensation plans and programs are designed to pay larger amounts for superior performance and smaller amounts if target performance is not achieved.

Generally, the higher the level of the responsibility, the greater the portion of Total Target Compensation that is variable and at risk.

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The compensation plan designed for 2009 resulted in the target annual incentive for the Named Executive Officers being comprised of between 17 percent to 31 percent of total pay at risk and the target long-term incentives (stock options and restricted share units (RSUs)) being between 20 percent to 46 percent of total pay at risk. The following table shows the percentage weighting of each component of the Total Target Compensation for the Named Executive Officers. At least 45 percent of the Total Target Compensation is at risk for each of the Named Executive Officers.

Name	Base Salary (%)	Annual Incentive at Target (%)	Long-Term Incentive at Target (%)	Total Pay at Risk (%)
C.G. Huskilson	34%	20%	46%	66%
N.G. Tower	45%	23%	32%	55%
R.R. Bennett	50%	20%	30%	50%
R.J.S. Hanf	55%	17%	28%	45%
W.D. O’Connor	49%	31%	20%	51%

Management considers many factors when developing annual incentive and long term incentive design, including; current compensation trends; plan costs at payout; expected value to be delivered to participants; maximum payout values and causal analysis of minimum, target and maximum payouts.

Both annual incentive and long-term incentive plan designs are modeled using historical and prospective performance scenarios. This stress testing provides the MRCC with reasonable assurance that the plan payouts will be appropriate and aligned with shareholder and Company objectives. Analysis is also done every year to determine how actual payouts compare to expected payouts and whether the plan components require any changes.

The MRCC has, in its sole and absolute discretion, the ability to facilitate if required, changes to compensation incentive design results. The MRCC is able to, and has in the past, exercised its discretion to change compensation payouts versus company results.

Benchmarking Data

Emera management engages the services of a compensation consultant (Towers Watson) to compile market information on senior management compensation, including the Named Executive Officers, relating to base salary, short-term and long-term incentives. A complete benchmarking review takes place on an annual basis for Nova Scotia Power Inc. and every second year for Emera Inc. This scope of services includes competitive market reviews of senior executive compensation levels.

The MRCC undertakes periodic reviews of compensation design and total compensation opportunities for the Named Executive Officers to ensure that the programs are current and that they achieve fair comparisons for particular roles, recognizing varying responsibility and scope of executive positions within Emera and its affiliates.

The MRCC reviews compensation data based on a comparator group of companies, primarily regulated utilities and other energy industry enterprises that approximate the size and scope of Emera. While the intention is to use a consistent list of comparators from year to year, the comparators used for compensation review are subject to some change each year due to (a) the availability of relevant pay data, (b) mergers and acquisitions, and (c) the relevance of new comparators based on updated financial metrics.

Based on the benchmark data, the President and Chief Executive Officer recommends Total Target Compensation for each Named Executive Officer to the MRCC, excluding himself. With respect to the President and Chief Executive Officer, the MRCC reviews benchmark data and other information regarding industry trends for positions of similar scope. Following this process, the MRCC makes recommendations for Total Target Compensation for all of the Named Executive Officers to the Board of Directors.

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Two sources are used to gather market information about executive compensation and establish benchmark data for Emera and its affiliates:

(1)	Publicly-Disclosed Compensation Data (Applicable to Named Executive Officers only) – For purposes of reviewing the 2009 compensation of the President and Chief Executive Officer, Emera Inc. and the Chief Financial Officer, Emera Inc., in the fall of 2008, Hugessen benchmarked against similar positions of comparable organizations using publicly-disclosed compensation data.

The following publicly-traded organizations were analyzed as the primary comparator group for the purposes of the compensation benchmarking described above. This comparator group consisted of the same companies used to benchmark compensation in 2008, based on 2007 benchmarking carried out by Hugessen, with the exception that Canadian Hydro Developers and TransAlta were removed because of updated financial metrics or merger or acquisition activity as discussed above.

S&P / TSX Utilities Sector Index:

ATCO Ltd.

Algonquin Power Income Fund

Canadian Hydro Developers Inc.

Canadian Utilities Ltd.

EPCOR Power L.P

Fortis Inc.

Northland Power Income Fund

Energy Savings Income Fund

TransAlta Corp.

The following publicly-traded organizations were also analyzed for the purposes of Emera’s President and CEO and CFO compensation benchmarking as described above. The rationale for incorporating the energy industry includes a view that senior talent can migrate between similar organizations (ie. industry, scale, complexity) and the fact that Emera’s strategic objectives include expansion into various energy-related sectors.

The comparator group below consisted of the same companies used to benchmark compensation in 2008, based on 2007 benchmarking carried out by Hugessen, with the exception that Canetic Resouces Trust was removed and ShawCor and Ensign Energy Services were added because of updated financial metrics or merger or acquisition activity as discussed above.

Energy Industry Comparables:

Pengrowth Energy Trust

Ensign Energy Services Inc.

Precision Drilling Trust

Inter Pipeline Fund

Enbridge Income Fund

Fort Chicago Energy Partners LP

Pembina Pipeline Income Fund

ShawCor Limited

(2)	Survey Data – In the fall of 2008, Towers Watson conducted a review of competitive compensation levels for Named Executive Officers and other senior management. For this review, data was sourced from Towers Watson’s Compensation Data Bank. The primary comparator group was comprised of a select sample of energy organizations, including regulated utilities, where data was available.

The comparator group was comprised of the following organizations:

Alberta Electric System Operator

Alliance Pipeline

AltaLink Management Ltd.

ATCO Ltd. and Canadian Utilities Ltd.

Atomic Energy of Canada Ltd.

British Columbia Hydro and Power Authority

Bruce Power LP

Duke Energy/Spectra Energy

Enbridge Gas Distribution Inc.

Enbridge Inc.

Enmax Corporation

EPCOR Power LP

FortisAlberta Inc.

Hydro-One

Hydro-Quebec

Imperial Oil Ltd.

Inter Pipeline Fund

Kinder Morgan

New Brunswick Power Corporation

Newfoundland & Labrador Hydro Electric

Ontario Power Generation Inc.

SaskEnergy

SaskPower

Shell Canada Ltd.

TransAlta Corporation

TransCanada Pipelines Ltd.

Compensation Process

Benchmark data and other information regarding industry trends for positions of similar scope and responsibility are used to establish a base salary range for each position and a range for annual incentive and long-term incentive compensation for each position.

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On an annual basis the President and Chief Executive Officer conducts performance assessments for each Named Executive Officer which can influence the annual salary adjustment recommendation for a Named Executive Officer.

Elements of Compensation

Base Salary

Base salaries for each Named Executive Officer are benchmarked against the median of the salaries paid for positions with similar responsibilities by comparator companies. The base salary for each Named Executive Officer is reviewed annually and reflects the degree of special skill and knowledge required for the position and the performance and contribution of the individual. Base salary is designed to be a component of Total Target Compensation and provides a threshold level of cash compensation for job performance that is not at risk in the way that annual incentive compensation would be.

Annual Incentive

Annual incentive compensation is intended to link a portion of an employee’s compensation to the achievement of predetermined levels of performance in support of corporate and business unit objectives (“Annual Incentive”). Those objectives are set forth in the Executive’s Scorecard and designed to focus attention on short term goals that are intended to deliver value to customers and contribute to increased shareholder value in the longer term. Target payouts under the Scorecards are generally set as a percentage of salary and are benchmarked against the median for positions with similar responsibilities in comparator companies. Emera has adopted the Scorecard approach to translate corporate strategies into measurable incentive plan goals.

On the recommendation of the MRCC, the Board of Directors of Emera approved scorecards setting forth objectives and related threshold, target and stretch performance levels to be achieved in 2009 on which the Annual Incentive for the majority of Named Executive Officers would be based. Payouts can range from 0% to 200% of target. Four of the five Named Executive Officers have their Annual Incentive calculated based on results achieved through Scorecard results. The Annual Incentive for Mr. W.D. O’Connor, however, is based on the year-end financial results of Emera Energy Inc. and based on an assessment of achievement of objectives and progress on new business development, as well as asset management and human resource development.

2009 Emera Corporate Scorecard

The Scorecard for Emera (“Emera Corporate Scorecard”) is developed and recommended by management for approval by the MRCC and the Emera Board of Directors at the beginning of each year. It is used to determine the Annual Incentive for Emera’s President and Chief Executive Officer and Emera’s Chief Financial Officer.

Objectives on the 2009 Emera Corporate Scorecard included a 90 percent weighting for strengthening the financial position of the Company through generating growth as measured by:

•	earnings per share; and

•	cash flow per share

The corporate objective of maintaining and enhancing employee commitment and wellness received a 10 percent weighting on the Scorecard.

The Emera Corporate Scorecard objectives are based on the Company’s Business Plan for the year and establish threshold, target, and stretch performance standards for each objective.

The MRCC determined that the President and Chief Executive Officer, Emera and the Chief Financial Officer, Emera achieved 172 percent of target performance pursuant to the 2009 Corporate Scorecard. The following table shows the elements of the Emera Corporate Scorecard for 2009.

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Emera Inc. Corporate Objective	Weighting	Target	Actual Result		Percentage Payout(1)
Earnings Per Share (2)	60%	$ 1.42	$1.55	(2)	120%
Cash Flow Per Share	30%	$ 2.90	$2.94		42%
Employee Commitment and Wellness as Measured by the Annual Employee Survey(3)	10%	Action plans implemented that would improve Employee Commitment and participation in Wellness screenings	Target		10%

	100%				Total = 172%

Notes:

(1)	Percentage payouts, below or above target for financial measures, will be prorated on a scale between each level of performance.
(2)	Earnings per share for the Company were $1.55, or $1.56 excluding mark-to-market adjustments for 2009. The mark-to-market accounting adjustment arises as a result of a contract between Brookfield Power and Bear Swamp Power Company (of which each of Emera and Brookfield holds a 50% interest). The contract fixes the price of power between Brookfield and Bear Swamp Power Company but it does not fall within the strict hedge accounting rules and therefore gets mark-to-market treatment. In 2009, as in prior years, earnings per share excludes the mark-to-market adjustment for incentive calculation purposes.
(3)	Based on completing these objectives the Company would expect a statistically significant increase on the annual employee survey results relating to the areas.

The table below shows Emera’s trending for the period 2005 to 2009 of earnings per share and cash flow per share as of December 31.

	2005 ($)	2006 ($)	2007 ($)	2008 ($)	2009 ($)
Earnings Per Share(1)	1.11	1.14	1.28	1.33	1.55
Cash Flow Per Share	2.40	2.83	3.28	2.84	2.94

Notes:

(1)	Earnings Per Share numbers reflect results excluding mark-to-market adjustments.

Scorecard performance has paid out an average 118% of target over the last five years. Earnings Per Share performance has trended upwards over the same period, meeting or exceeding the corporate targets since 2006.

2009 Nova Scotia Power Incorporated (“NSPI”) Corporate Scorecard

The NSPI Corporate Scorecard is developed and recommended by NSPI management for approval by the NSPI Management Resources, Compensation, Environment, Safety & Security Committee (“MRCESSC”) and the NSPI Board of Directors at the beginning of each year, and receives final approval from the MRCC. It is used to determine the Annual Incentive for NSPI’s President and Chief Executive Officer, one of the Named Executive Officers in 2009.

Objectives on the 2009 NSPI Corporate Scorecard included a 40 percent weighting for strengthening the financial position of NSPI by generating growth as measured by financial earnings and cash from operations. Reputation with the customer received a 30 percent weighting. Asset management was weighted at 15 percent, People and Safety made up the balance at 7.5 percent each respectively.

On the recommendation of the NSPI MRCESSC, the MRCC determined that the Named Executive Officer of NSPI achieved an aggregate of 134.8 percent of target on all the objectives measured in the NSPI Corporate Scorecard in 2009. The following table shows the objectives of the NSPI Corporate Scorecard for 2009.

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Nova Scotia Power Inc. Corporate Objective	Weighting	Target	Actual Result	Percentage Payout
Financial - Earnings (1)	30%	$104 million	$111 million	60.0
Financial - Cash From Operations (1)	10%	$195 million	$250 million	20.0
Customer - Service Reliability (1) (SAIFI x SAIDI)	10%	11.5	11.6	9.8
Customer - Customer Satisfaction Survey	20%	Customer satisfaction at least 77%	67%	0.0
Asset Management - Progress on Greener Cleaner Strategy	15%	Deliver on an integrated resource plan that establishes the best assets to improve efficiency and meet environmental standards and perception of environmental performance and reputation improves	Stretch	30.0
People - Attract and Retain Talent	7.5%	Corporate Succession plan developed at all levels and 70% of employees participated in a wellness activity	Target	7.5
Safety	7.5%	LTF is less than “Best ever NSPI performance”	Threshold	7.5

	100.0%		Total	134.8%

Notes:

(1)	Percentage payouts, below or above target, will be prorated on a scale between each level of performance.

2009 Bangor Hydro Electric Company (“BHE”) Corporate Scorecard

The BHE Corporate Scorecard is developed and recommended by a subcommittee of BHE management and a Board member for approval by the BHE Board of Directors at the beginning of each year, and receives final approval from the MRCC. It is used to determine the Annual Incentive for BHE’s President and Chief Executive Officer, one of the Named Executive Officers in 2009.

Objectives on the BHE Corporate Scorecard included specific financial targets of earnings per share and net income (55 percent), customer satisfaction (20 percent), asset management (10 percent), safety performance (7.5 percent) and people/workplace excellence (7.5 percent).

On the recommendation of the BHE Board of Directors, the MRCC determined that the Named Executive Officer of BHE achieved an aggregate of 131.25 percent of target on all the objectives measured in the BHE Corporate Scorecard in 2009. The following table shows the objectives of the BHE Corporate Scorecard for 2009.

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Bangor Hydro Electric Company Corporate Objective	Weighting	Target	Actual Result	Percentage Payout
Financial - Earnings Per Share (1)	20%	$1.42	$1.55	40.0
Financial - Net Income (1)	35%	$24.7 million	$25.2 million	52.5
Customer - Customer Satisfaction Survey	20%	Increase favorable movement on customer satisfaction index by 4 or more percentage points	Threshold	10.0
Asset Management - Strategic Plan process	10%	Complete 80% of the 2009 strategic plan items relating to capital planning, FERC and the environment	Target	10.0
Safety - Performance and Reporting	7.5%	Year End Injury Rate of 4.6	5.4	3.75
People - Workplace Excellence	7.5%	Establish Company wide Wellness Program and achieve employee participation rate of at least 25%	Stretch	15.0

	100.0%		Total	131.25%

Notes:

(1)	Percentage payouts, below or above target, will be prorated on a scale between each level of performance.

2009 Emera Energy Incorporated Annual Incentive

Mr. W.D. O’Connor participates in Emera Energy Incorporated’s annual incentive plan. Under the plan, Mr. O’Connor is allocated an annual incentive determined by the MRCC based on the year-end financial results of Emera Energy Inc. and based on an assessment of achievement of objectives, including progress on new business development, as well as asset management and human resource development.

Long-Term Incentive

There are two components of long-term incentive compensation for the Named Executive Officers; namely, the Restricted Share Unit Plan (the “RSU Plan”) and the Senior Management Stock Option Plan (the “Stock Option Plan”).

The RSU Plan makes up 50 percent of the target long-term incentive compensatory value for Mr. C.G. Huskilson and 75 percent of the target long-term incentive compensatory value for all other Named Executive Officers. The Stock Option Plan makes up 50 percent of the target long-term compensatory value for Mr. C.G. Huskilson and 25 percent of the target long-term incentive compensatory value for all other Named Executive Officers.

The number of restricted share units (“RSUs”) and stock options granted to the Named Executive Officers is determined based on competitive benchmarking data and the level of responsibility within the Company; generally, the level of grant increases with the level of responsibility. The MRCC is responsible for granting RSUs and stock options.

The RSUs and the stock options increase in value in proportion to the increase in the market price of Emera’s common shares over the term of a particular grant.

More details about the RSU Plan and the Stock Option Plan are set forth below.

The options granted to senior management are determined as a percentage of base salary in each year. The value of stock option grants are based on the Black-Scholes valuation methodology. The Black-Scholes value was determined to be equal to 11.4 percent of the closing share price of $21.99 as of February 12, 2009.

22	Management Information Circular

Previous grants of stock options and RSUs to senior management are taken into account when recommending new grants by considering a three year history on total compensation, which also includes long-term incentive (stock options and RSUs) and is reviewed for Named Executive Officers each year to ensure reasonable progression within the market.

Restricted Share Unit Plan

Emera has adopted a Restricted Share Unit Plan (“RSU Plan”) which is designed to retain and incent employee participants by allowing senior management and executive to participate in the long-term success of the Company.

The RSU Plan provides for the establishment of performance based requirements by the MRCC. Under the RSU Plan, participants receive annual grants of Restricted Share Units (“RSUs”). The RSU Plan pays monetary rewards based on a combination of financial measurements over a three-year performance period as established by the MRCC pursuant to the RSU Plan. For the 2009 grants, the MRCC established the following as the performance factors:

(a)	Emera’s total stock return relative to the total return of S&P/TSX Capped Utilities Index; and

(b)	the average growth in Emera earnings per share.

In 2009 the initial grant value of an RSU was based on the average 50 trading-day share price on December 31, 2008 ($21.41) multiplied by a value ratio factor of 1.111. This RSU value ratio is a discounting factor to offset the additional value expected to be received through dividend reinvestment over the three-year period of the grant. RSUs vest and are paid out at the end of a three-year performance period.

The number of RSUs granted to each employee participant is intended to pay 100 percent of the RSU target based incentive at the end of the three-year performance period if Emera achieves its financial objectives measured by the performance factors.

Performance Factor 1

Performance factor 1 is based on Emera’s average three-year total stock return in excess of the average three year return of the S&P/TSX Capped Utilities Total Return Index.

The table below shows the Company’s total stock return performance relative to the return of the S&P/TSX Capped Utilities Index and, on the right, the corresponding performance factor value under the RSU Plan.

Relative Annual Return to S&P/TSX Capped Utilities Total Return Index	Performance Factor
Less than -5%	0.00
-5%	0.50
0%	1.00
5% or more	1.50

Performance Factor 2

Performance factor 2 is based on Emera’s average annual growth in earnings per share. Dividends must be maintained at or higher than the December 31, 2008 levels. If dividends are reduced, Factor 2 will be deemed to be 0 regardless of the earnings per share growth.

The table below shows the Company’s average three-year earnings per share growth and, on the right, the corresponding performance factor value under the RSU Plan.

Emera Average Three-Year Earnings per Share Growth (CAGR)*	Performance Factor
Less than 4%	0.00
4%	0.50
5%	1.00
7% or more	1.50
*	Compound Annual Growth Rate

The value of each performance factor will be interpolated on the basis of the actual results. In addition, all annual averages over the three-year performance period are determined on a compounded basis.

If targets are not met, there is the potential for no payouts. If targets are exceeded, payouts may be as much as, but not more than, two times the initial grant value.

The performance targets for the 2009 RSU awards may constitute forward-looking information. Forward-looking statements are based upon a number of assumptions and are subject to a number of known and unknown risks and uncertainties, any of which are beyond Emera’s control, which could cause actual results to differ materially from the performance targets. Please see the cautionary statement in the 2009 Annual Report respecting risks and assumptions relevant to Emera’s determination of performance targets for compensation purposes.

23	Management Information Circular

The amount payable to Named Executive Officers at the end of the three-year performance period is determined by:

(a)	the number of RSUs held;

(b)	the average 50 trading-day share price as at the end of the three-year performance period; and

(c)	Emera’s financial performance against the two equally-weighted performance factors over the three-year performance period.

If a participant leaves Emera’s employment prior to the payout date and is under the age of 55 at the date of termination, the participant is not entitled to a payout for that particular grant of RSUs. An exception to this would be in the event of the death of a participant.

If, prior to the payout date a participant:

i)	leaves Emera’s employment between age 55 and 65 and does not work for, or on behalf of, one of Emera’s competitors; or

ii)	retires on or after age 65,

they will be eligible to receive a pro-rated portion of the payout for that particular grant based on the period during which they were employed by Emera during the three-year performance period. The payout will be made after the end of the three-year performance period.

If a participant dies prior to the payout date, their named beneficiary will be eligible to receive a pro-rated portion of the payout based on the period during which they were employed during the three-year performance period for that particular grant. The payout will be made after the end of the three-year performance period.

Senior Management Stock Option Plan

The administration of the Senior Management Stock Option Plan (the “Stock Option Plan”) has been delegated to the MRCC by the Board of Directors. Under the Stock Option Plan, the MRCC is responsible for designating, based on Management’s recommendation, which employees of the Company and its affiliates will be eligible to participate in the Stock Option Plan. All of the Named Executive Officers are participants in the Stock Option Plan and have received stock options in 2009 as a part of their long-term incentive.

Options are currently designed to deliver a percentage of the long-term incentive opportunity for senior management, including the Named Executive Officers, and have been maintained to recognize their importance as a component of competitive executive compensation and to preserve a long-term focus. The level of grant increases with the level of responsibility.

Options are granted to selected employees of the Company and its affiliates and may be exercised for up to a maximum of ten years. All options granted to date are exercisable on a graduated basis with up to 25 percent of the options exercisable on the first anniversary date and in further 25 percent increments on each of the second, third, and fourth anniversaries of the grant. If an option is not exercised within ten years, it expires and the employee loses all rights thereunder. The holder of an option has no rights as a shareholder until the option is exercised and shares have been issued. The price at which stock options may be exercised is the closing market price of the Company’s common shares on the Toronto Stock Exchange on the last business day on which such shares were traded immediately preceding the effective date of the grant of an option.

Unless the term of an option has expired, options may be exercised within the 24 months following the date of retirement or termination for other than just cause, and within six months following the date of termination for just cause, resignation, or death.

The maximum percentage of shares under all security-based compensation (including the Stock Option Plan) issuable to insiders of the Company at any time is ten percent of the issued and outstanding shares of the Company.

The maximum number of shares to be optioned to any one person under the Stock Option Plan is five percent of the issued and outstanding shares of the Company at the date of the grant of the option.

The number of shares issued to insiders, within any one-year period, under all security-based compensation arrangements, will not exceed ten percent of the issued and outstanding shares of the Company.

24	Management Information Circular

The table below summarizes certain ratios regarding the Stock Option Plan, namely dilution, burn rate and overhang as defined in the table and measured as a percentage of the total number of shares outstanding as of December 31, 2009, 2008 and 2007.

	Dec. 31 2009	Dec. 31 2008	Dec. 31 2007
Dilution (total number of options outstanding divided by total number of shares outstanding)	1.84%	1.96%	2.10%
Burn Rate (total number of options granted in a fiscal year, minus expired options, divided by the total number of shares outstanding)	0.33%	0.21%	0.41%
Overhang (total shares available for issuance plus options outstanding, divided by the total number of shares outstanding)	5.50%	5.93%	6.41%

Stock options issued under the Stock Option Plan are non-assignable other than by Will or pursuant to the laws of succession.

The Board of Directors of the Company may amend or discontinue the Stock Option Plan by resolution at any time; provided, however, that no such amendment:

•	results in any extension of the term of a stock option benefitting an optionee; or

•	results in any reduction to the exercise price of a stock option benefitting an optionee; or

•	increases the maximum number of shares that may be optioned under the Stock Option Plan; or

•	changes the manner of determining the option price; or

•	without the consent of the optionee, alters or impairs any stock option previously granted to an optionee under the Stock Option Plan.

Any amendment to the Stock Option Plan may be subject to the approval of regulatory authorities, including the listing requirements of the Toronto Stock Exchange and other stock exchanges and may require shareholder approval.

In 2009, the Company provided no financial assistance to participants under the Stock Option Plan to facilitate the purchase of shares under the Plan.

Other Executive Benefits

The Company provided executives with additional benefits in accordance with the compensation program objectives and for the purpose of retention and motivation. As part of their compensation, the Named Executive Officers are eligible to receive:

•	Life and Accidental Death and Dismemberment (ADD) Insurance coverage of five times annual base salary to a maximum of $1,000,000 ($1,500,000 for the President and Chief Executive Officer);

•	supplementary retirement plan contributions for amounts beyond the allowable Canada Revenue Agency pension limits;

•	annual income tax return preparation in conjunction with retirement planning;

•	monthly parking;

•	monthly car allowance plus mileage, as applicable; and

•	an annual wellness/fitness allowance for a recreational and/or social club.

Some of these items are considered as taxable benefits and are reported in the Summary Compensation Table for the Named Executive Officers.

All retired employees may be eligible to continue basic life and accident insurance as well as extended health coverage.

25	Management Information Circular

Performance Graph

The following performance graph compares the Company’s cumulative total shareholder return (assuming an investment of $100 and reinvestment of dividends) for its shares with that of the S&P TSX Utilities Index and the S&P TSX Composite Index.

	Dec. 31/04	Dec. 31/05	Dec. 31/06	Dec. 31/07	Dec. 31/08	Dec. 31/09
Emera	$100.00	$115.05	$129.21	$130.62	$138.38	$164.03
S&P TSX Utilities	100.00	138.29	147.98	165.57	131.69	156.72
S&P TSX Composite	100.00	124.13	145.55	159.86	107.10	144.65

From 2004 to 2009, total annual earnings and annual incentive for the top five Named Executive Officers increased by 25.4 percent. The cumulative total shareholder return for Emera during the same period was 64.03 percent. The chart above shows the steady growth of Emera during the past five years from 2004 to 2009, which has exceeded market comparators (7.3 percent more than the S&P TSX Utilities Index and 19.4 percent more than the S&P TSX Composite Index) and delivered total shareholder returns of more than 64 percent. During the same period, total annual earnings and total annual incentive for the top five Named Executive Officers who have led this significant performance increased 25.4 percent.

The total annual base salary, annual incentive and long-term Restricted Share Unit payouts earned in 2009 for the Named Executive Officers totaled $4,339,172 which represents 2.46% of the Company’s net earnings applicable to common shares of $175,700,000 for the period ended December 31, 2009.

26	Management Information Circular

Summary Compensation Table

Name and Principal Position	Year	Salary (1) ($)	Share Based Awards (2) ($)	Option Based Awards (3) ($)	Non-equity Incentive Plan Compensation	Subtotal ($)	Pension Value (7) ($)	All Other Compensation (8) ($)	Total Compensation ($)
					Annual Incentive Plans (4) (5)(6) ($)
C.G. Huskilson President and Chief Executive Officer Emera Inc.	2009	649,038	421,820	421,931	693,750	2,186,539	249,000	20,438	2,455,977
	2008	623,076	632,813	210,938	468,750	1,935,577	427,000	24,491	2,387 068
N.G. Tower Vice-President and Chief Financial Officer Emera Inc. and Nova Scotia Power Inc.	2009	321,385	162,795	54,216	316,600	854,996	85,000	16,866	956,862
	2008	299,423	157,500	52,500	187,500	696,923	115,000	16,452	828,375
R.R. Bennett President and Chief Executive Officer Nova Scotia Power Inc.	2009	336,692	146,309	48,694	195,240	726,935	286,000	24,260	1,037,195
	2008	274,487	416,256	24,375	113,026	828,144	444,000	19,946	1,292,090
R.J.S. Hanf(9) Chief Executive Officer Bangor Hydro Electric Company	2009	267,706	97,610	32,379	122,388	520,083	37,000	9,601	566,684
	2008	265,149	84,448	28,060	70,344	448,001	68,000	7,962	523,963
W.D. O’Connor Chief Operating Officer Emera Energy Inc.	2009	274,539	82,385	27,610	345,000	729,534	24,750	11,921	766,205
	2008	234,078	40,000	50,000	255,000	579,078	15,600	62,031	656,709

Notes:

(1)	Salary information is based on actual earnings.

(2)	Includes DSU special awards and RSU grants. It does not reflect DSUs received in lieu of cash bonuses. See ‘Deferred Share Unit Plan’ for further details. For 2009 the initial value of an RSU was based on the average 50 trading-day share price on December 31, 2008 ($21.41) multiplied by a value ratio factor of 1.111 resulting in an expected value of an RSU to be $23.79.

(3)	The value of stock option grants is based on the Black-Scholes valuation methodology. Stock options granted to the Named Executive Officers in 2009 were based on the Black-Scholes value which was determined to be equal to 11.4 percent of the closing share price of $21.99 as of February 12, 2009.

(4)	In 2009 Mr. C.G. Huskilson and Ms. N.G. Tower participated in the Emera Corporate Scorecard which included specific financial targets of earnings per share (60 percent), cash flow per share (30 percent), and leadership of people (10 percent). In 2009 earnings per share were $1.55 (excluding a mark-to-market adjustment for 2009) which was over target or 120 percent; cash flow per share was slightly over target at $2.94 or 42 percent; and the Leadership measure achieved target and paid out at 10 percent. Based on these year-end results, it was determined by the MRCC that the Named Executive Officers for Emera achieved 172 percent of target on the Emera Corporate Scorecard.

In 2009 Mr. R.R. Bennett participated in the NSPI Corporate Scorecard which included specific financial targets of financial earnings and free cash flow (40 percent), service reliability and customer satisfaction (30 percent), asset management (15 percent), safety excellence (7.5 percent), and leadership of people (7.5 percent). Based on year-end results, it was determined by the MRCC that Mr. Bennett achieved 134.8 percent of target on the NSPI Corporate Scorecard.

In 2009 Mr. R.J.S. Hanf participated in the BHE Corporate Scorecard which included specific financial targets of earnings per share and net income (55 percent), customer satisfaction (20 percent), asset management (10 percent), safety performance (7.5 percent) and people/workplace excellence (7.5 percent). Based on year-end results it was determined by the MRCC that Mr. Hanf achieved 131.25% of target on the BHE Corporate Scorecard.

The 2009 annual incentive for the Named Executive Officer for Emera Energy Inc., Mr. W.D. O’Connor, is based on the year-end financial results of Emera Energy Inc. and based on an assessment of achievement of objectives, including progress on new business development and human resource development.

(5)	The non-equity incentive plan compensation reflects amounts earned within the 2009 performance year and paid in 2010. Mr. C.G. Huskilson elected not to receive any of his 2009 annual incentive in DSUs. Ms. N.G. Tower elected to receive 50% of her 2009 annual incentive ($133,300) in DSUs. Mr. R.R. Bennett elected to receive 50% of his 2009 annual incentive ($87,620) in DSUs. Mr. R.J.S. Hanf elected not to receive any of his 2009 annual incentive in DSUs. Mr. W.D. O’Connor elected to receive 50% of his 2009 annual incentive ($172,500) in DSUs.

27	Management Information Circular

(6)	The 2009 non-equity incentive plan compensation for Mr. C.G. Huskilson includes a lump sum amount of $48,750 in lieu of a base salary adjustment in 2009. The 2009 non-equity incentive plan compensation for Ms. N.G. Tower includes a bonus amount of $50,000 for work completed on a business development acquisition during the year. The 2009 non-equity incentive plan compensation for Mr. R.R. Bennett includes a bonus amount of $20,000 for additional project work completed outside of the NSPI Corporate Scorecard. The 2009 non-equity plan compensation for Mr. R.J.S. Hanf includes a bonus amount of $20,000 for additional project work completed outside of the BHE Corporate Scorecard.
(7)	Further information concerning pension values can be found in the section entitled “Pension Plan Benefits”.
(8)	As part of their compensation, the Named Executive Officers are eligible to receive Life and Accidental Death and Dismemberment (ADD) Insurance coverage of five times annual base salary to a maximum of $1,000,000 ($1,500,000 for the President and Chief Executive Officer); supplementary retirement plan contributions for amounts beyond the allowable Canada Revenue Agency pension limits; annual income tax return preparation in conjunction with retirement planning; monthly parking; monthly car allowance plus mileage, as applicable; and an annual wellness/fitness allowance. These items are included in the All Other Compensation column and some of these items are considered taxable benefits. Mr. Bennett’s All Other Compensation includes an amount of $1,998 that reflects the taxable benefit on his outstanding interest-free loan. The costs of the benefits are based on the costs incurred by the Company except in the case of the interest-free loan to Mr. Bennett which is based on an imputed interest rate of 3.0% per annum.
(9)	Salary information for Mr. R.J.S Hanf has been converted to CDN dollars based on an exchange rate of 1.046.

Outstanding Share-Based Awards and Option-Based Awards

The following table describes all option-based and share-based awards outstanding as of December 31, 2009 for each Named Executive Officer.

	Option-based Awards (1) (Stock Options)				Share-based Awards (Restricted Share Units (RSUs) and Deferred Share Units (DSUs))
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised in-the-money Options ($) (2)	Number of Shares or Units of Shares That Have Not Vested (#) (3)	Market or Payout Value of Share- Based Awards That Have Not Vested ($) (4)
C.G. Huskilson	168,100	21.99	February 12, 2019	517,748	98,241	2,462,902
	79,500	21.58	February 14, 2018	277,455
	163,800	20.42	March 8, 2017	761,670
	172,900	19.88	March 16, 2016	897,351
	160,200	19.50	February 9, 2015	892,314
	90,000	17.79	February 5, 2014	655,200
	69,000	15.73	February 5, 2013	644,460
	59,300	16.50	February 13, 2012	508,201
	28,200	16.75	February 8, 2011	234,624
N.G. Tower	21,600	21.99	February 12, 2019	66,528	18,415	461,664
	21,500	21.58	February 14, 2018	75,035
	42,100	20.42	March 8, 2017	195,765
	30,500	19.88	March 16, 2016	158,295
	19,600	19.50	February 9, 2015	109,172
	14,400	17.79	February 5, 2014	104,832
	9,000	15.73	February 5, 2013	84,060
	4,750	17.55	October 27, 2012	35,720
R.R. Bennett	19,400	21.99	February 12, 2019	59,752	23,720	594,660
	10,000	21.58	February 14, 2018	34,900
	12,600	20.42	March 8, 2017	58,590
	14,100	19.88	March 16, 2016	73,179
R.J.S. Hanf	12,900	21.99	February 12, 2019	39,732	8,302	208,131
	11,500	21.58	February 14, 2018	40,135
	10,550	20.42	March 8, 2017	49,058
	5,800	19.88	March 16, 2016	30,102
W.D. O’Connor	11,000	21.99	February 12, 2019	33,880	5,528	138,587
	19,600	22.59	June 1, 2018	48,608

Notes:

(1)	Option-based awards include both vested and unvested options.

28	Management Information Circular

(2)	The value of all unexercised option-based awards was calculated using a December 31, 2009 closing share price of $25.07.
(3)	Unvested share-based awards include initial Restricted Share Unit (RSU) and Deferred Share Unit (DSU) grants and any additional RSUs and DSUs from dividend reinvestment as of December 31, 2009.
(4)	Share-based awards values were calculated based on an assumed performance factor of 1 and a December 31, 2009 closing share price of $25.07.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table describes the value of all option-based awards, share-based awards, and non-equity incentives that vested or were earned during 2009 for each Named Executive Officer.

Name	Option-based awards Value vested during 2009 (1) ($)	Share-based awards (Restricted Share Units (RSUs) and Deferred Share Units (DSUs)) Value vested during 2009 (2)(3) ($)	Non-equity incentive plan compensation - Value earned during the year (4) ($)
C.G.Huskilson	94,919	613,034	693,750
N.G. Tower	11,613	252,087	316,600
R.R. Bennett	0	114,272	195,240
R.J.S. Hanf	0	78,993	122,388
W.D. O’Connor	0	59,225	345,000

Notes:

(1)	Represents the aggregate dollar value that would have been realized if the options under the option-based award had been exercised on the vesting (eligibility) date in 2009.
(2)	This dollar amount represents the payout of 2007 RSU grants based on the performance factors established in 2007. In 2009, the value of share-based awards vested during the year reflects performance factors based on Emera’s relative performance versus the S&P/TSX Capped Utilities Total Return Index and the Canada Long-Term Bond Index plus 3.5 percent. The payout at the end of the three-year performance period is calculated based on vested RSUs x Performance Factors x Period Ended Share Price. The overall performance factor was 1.387. The average share price during the last five trading days of 2009 was $25.01.
(3)	This dollar amount includes the value of DSUs vested in 2009 and calculated at a December 31, 2009 share price of $25.07. In 2009 for Ms. N.G. Tower this amount equaled $94,564 and for Mr. R.R. Bennett this amount equaled $67,463.
(4)	This dollar amount represents the 2009 incentive payout as previously discussed in the Summary Compensation Table.

Aggregated Option Exercises during 2009 and 2009 Option Values

The following table summarizes for each of the Named Executive Officers the number of common shares acquired pursuant to the exercise of stock options during the fiscal year ended December, 31, 2009, if any; the aggregate value realized upon exercise, if any; and the number of common shares covered by unexercised options under the Stock Option Plan as at December 31, 2009. Aggregate value realized upon exercise, if any, is the difference between the fair market value of the common shares on the exercise date and the exercise or base price of the option. Value of unexercised in-the-money options at fiscal year-end, if any, is the difference between the exercise or base price of the options and the fair market value of the common shares on December 31, 2009 which was $25.07.

	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options at December 31, 2009		Value of Unexercised In-the-Money Options at December 31, 2009
Name			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
C.G. Huskilson	22,000	220,000	638,150	352,850	4,058,011	1,331,012
N.G. Tower	Nil	N/A	97,050	66,400	569,147	260,260
R.R. Bennett	Nil	N/A	19,375	36,725	92,904	133,517
R.J.S. Hanf	27,950	100,792	2,875	37,875	10,034	148,993
W.D. O’Connor	Nil	N/A	4,900	25,700	12,152	70,336

Pension Plan Benefits

The Named Executive Officers are members of the corporate pension plan and may participate in either a defined benefit basis or a defined contribution basis.

29	Management Information Circular

Defined Benefit

The following table shows years of credited service, estimated pension amounts, and changes to accrued obligations from January 1, 2009 to December 31, 2009 for the Named Executive Officers who participate in the corporate pension plan on a defined benefit basis.

Name	Number of Years Credited Service (#)	Annual Benefits Payable		Accrued Obligation at Start of Year ($)	Compensatory Change(2) ($)	Non-Compensatory Change ($)	Accrued Obligation at Year End ($)
		At Year End(1) ($)	At Age 65 ($)
C.G. Huskilson	29.58	421,000	498,000	4,899,000	249,000	1,388,000	6,536,000
N.G. Tower	12.33	81,000	174,000	756,000	85,000	264,000	1,105,000
R.R. Bennett	21.67	108,000	174,000	1,008,000	286,000	467,000	1,761,000
R.J.S. Hanf	7.5	35,000	120,000	236,000	37,000	115,000	388,000

Notes:

(1)	Not eligible for immediate pension at year-end, amount shown is the amount payable starting at age 65 if Named Executive Officer terminated employment at December 31, 2009.
(2)	Reflects change in accrued benefit obligation related to a) the employer cost of the additional pension service earned during 2009 and b) changes in pensionable earnings different than what was assumed.

The defined benefit component of the plan entitles members to pension benefits based on two percent (less an offset for Canada Pension Plan (CPP)) of the average of the four highest years’ earnings multiplied by each year of credited service to a maximum of 35 years credited service. Upon reaching age 65, pension benefits under the pension plan are reduced to reflect commencement of payments under the CPP. In addition, the Named Executive Officers are eligible to have portions of their annual incentive included in pensionable earnings.

The pension is payable upon the earlier of age 60 or age 55, provided that age and years of service add to at least 85. A member may also retire on a reduced formula if the member has attained age 55, but does not qualify for the rule of 85.

Members of the defined benefit component of the plan contribute 5.4 percent of eligible earnings up to the year’s maximum pensionable earnings (“YMPE”) under the Canada Pension Plan, and seven percent of earnings between the YMPE and the amount on which pension benefits may be earned under a registered pension plan as permitted by the Income Tax Act, (Canada).

Spousal benefits are paid on the death of a member at the rate of 60 percent of regular pension benefits. The pension plan is indexed to the consumer price index to a maximum of six percent per annum.

Due to Canada Revenue Agency’s limitations on the maximum pension benefit which may be paid under the pension plan, a portion of the pension earned after January 1, 1992 is provided under the terms of a Supplementary Employee Retirement Plan which is secured by a letter of credit deposited in a retirement compensation trust.

The accrued pension obligation is calculated following the method prescribed by the Canadian Institute of Chartered Accountants and is based on management’s best estimate of future events that affect the cost of pensions, including assumptions about future salary adjustments and annual incentive award.

Defined Contribution

The following table shows accumulated value, estimated pension amounts, and changes to accrued obligations from January 1, 2009 to December 31, 2009 for the Named Executive Officer who participates in the corporate pension plan on a defined contribution basis.

Name	Accumulated Value at Start of Year ($)	Compensatory ($)	Non-Compensatory ($)	Accumulated Value at Year End ($)
W.D. O’Connor	70,100	24,750	34,650	129,500

30	Management Information Circular

The defined contribution component of the plan is a registered pension plan regulated by the Income Tax Act and the Nova Scotia Pension Benefits Act. Accordingly, contributions are deductible for income tax purposes.

The Company contributes a base amount to the participant’s account each pay period. The amount is expressed as a percentage of eligible earnings. Plan participants can also make contributions to the defined contribution component with the Company matching a portion of these contributions. Canada Revenue Agency limits apply.

Upon ending active employment with the Company at any age between 55 and 65, plan participants may start receiving retirement income through the purchase of a life annuity or by converting their account to a Life Income Fund (LIF).

The defined contribution component of the plan is administered on behalf of the Company by a major Canadian insurance company which acts in accordance with the provisions of the defined contribution component of the plan, the Income Tax Act, and the Nova Scotia Pension Benefits Act.

Mr. O’Connor participates in the defined contribution component of the plan. Under the terms of the defined contribution component, Mr. O’Connor and the Company each contribute six percent of his base salary into the registered pension plan up to the total amount permitted under the Income Tax Act. For 2009 Mr. O’Connor and the Company each contributed $11,000. In addition, the Company maintains an account for any Company contributions which would be made in the absence of the Income Tax Act limits. For 2009, the additional Company contribution was $13,750.

Deferred Share Unit Plan (“DSU Plan”)

Emera has a DSU Plan for executives and senior management and each Named Executive Officer is a participant.

A Deferred Share Unit (“DSU”) is a bookkeeping entry that has a value based upon the value of one common share of the Company. Each DSU earns dividend equivalents in the form of additional DSUs. DSUs are not paid out until such time as the participant is no longer employed by the Company or any of its affiliates. When redeemed, the value of a participant’s DSUs is equivalent to the fair market value of an equal number of common shares of the Company.

Prior to the start of each financial year, the Named Executive Officers provide elections respecting the portion of their upcoming Annual Incentive, if any, which is to be allocated to DSUs. When the Annual Incentive is paid to the Named Executive Officers, the amount elected is allocated to DSUs rather than paid in cash. Each DSU has a value equal to the market price of a Company common share.

The table below identifies the amount of annual incentive for 2009 which each Named Executive Officer elected to receive as DSUs.

Name	Percentage of 2009 Annual Incentive Elected to Deferred Share Units (%)	Dollar Amount of 2009 Annual Incentive Elected to Deferred Share Units ($)
C.G. Huskilson	0%	Nil
N.G. Tower	50%	$133,300
R.R. Bennett	50%	$87,620
R.J.S. Hanf	0%	Nil
W.D. O’Connor	50%	$172,500

When a dividend is paid on Emera’s common shares, each participant’s DSU account is allocated additional DSUs equal in value to the dividend paid on an equivalent number of Emera common shares.

Following resignation, termination of employment or retirement, and on a date selected by the participant later than December 15 of the next calendar year after resignation, termination or retirement, the value of the DSUs credited to the participant’s account is calculated by multiplying the number of DSUs in the participant’s account by the then market value of an Emera common share. The after-tax amount is paid to the participant. If a participant is a U.S. taxpayer, payment shall be made six months following the termination date.

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In addition, special DSU awards may be made from time to time by the MRCC to selected executives and senior management to recognize singular achievements or to achieve certain corporate objectives. Special DSU awards vest over a three to five year period and should the recipient leave the Company prior to the vesting date, those DSUs not yet vested will be forfeited.

Executive Share Ownership Requirements

To align the interests of senior management with the interests of shareholders, share ownership guidelines were introduced for designated Executive Officers in 2003. The guidelines, which must be achieved within five years of becoming a designated Executive Officer, are as follows:

President and Chief Executive Officer, Emera	3.0 times salary
President and Chief Executive Officer,
Nova Scotia Power Inc. & Bangor Hydro Electric Co.	2.0 times salary
Chief Operating Officer and Senior Vice Presidents	1.5 times salary
Vice Presidents	1.0 times salary

Share ownership is based on the number of shares owned by an individual, plus Deferred Share Units (DSUs) which may be acquired pursuant to the Company’s DSU Plan. DSUs are considered share equivalents.

The DSU Plan is intended to facilitate achievement of share ownership guidelines without diluting the shareholder base. DSUs are an income deferral mechanism only, and therefore there are no performance targets attributable to DSUs.

Under the DSU Plan, each participant may elect to defer all or a percentage of the annual incentive award in the form of DSUs until the applicable guidelines are met.

The share and/or share equivalent ownership for those Named Executive Officers governed by the ownership guidelines is set out below. The estimated value is based on the closing price of Emera’s common shares on December 31, 2009 of $25.07. Mr. C.G. Huskilson, Ms. N.G. Tower, and Mr. W.D. O’Connor have exceeded the guidelines. Mr. R.R. Bennett was appointed President and Chief Executive Officer of NSPI in June 2008, and has until June 2013 to meet the executive share ownership guidelines. Mr. R.J.S. Hanf was appointed President and Chief Operating Officer of Bangor Hydro in October 2008 and has until October 2013 to meet the Executive Share Ownership Guidelines.

Named Executive Officer	Shares/Share Equivalents (1) (#)	Estimated Value ($)
C.G. Huskilson	173,521	4,350,171
N.G. Tower	33,470	839,093
R.R. Bennett	23,761	595,688
R.J.S. Hanf	5,590	140,141
W.D. O’Connor	17,334	434,563

Notes:

(1)	Includes vested and not yet vested DSUs calculated at a December 31, 2009 closing share price of $25.07.

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Three-Year Compensation Information for President and Chief Executive Officer, Emera Inc.

The following table shows the three-year history for compensation for C.G. Huskilson, Emera’s President and Chief Executive Officer.

	2009 ($)	2008 ($)	2007 ($)
Cash Compensation
Base Salary	649,038	623,076	568,104
Annual Incentive (1)	645,000	468,750	306,188
Additional Bonus Paid	48,750	0	0
Total Annual Cash Compensation	1,342,788	1,091,826	874,292
Equity Component
Value of stock options at grant date (2)	421,931	210,938	388,206
Value of restricted share units at grant date	421,820	632,813	388,049
Value of awarded deferred share units at vesting date (3)	0	0	99,600
Total value of equity under the annual grant	843,751	843,751	875,855
Total Direct Compensation	2,186,539	1,935,577	1,750,147
Benefit Compensation
Compensatory Elements of pension cost (4)	249,000	427,000	1,209,000
Term Life Insurance premiums	7,240	6,351	4,642
Total	2,442,779	2,368,928	2,963,789

Notes:

(1)	Mr. C.G. Huskilson elected to receive 0% of his 2009 annual incentive in DSUs.
(2)	The value of the stock option grants are estimated grant date values only. In 2009 grants of stock options made up 50% of the Long Term Incentive and restricted share units made up 50% of the Long Term Incentive.
(3)	This amount reflects special Deferred Share Unit grants only. It does not reflect DSU elections made in lieu of cash bonuses. No special grants vested in 2009.
(4)	Figures shown represent pension cost based on actuarial calculations.

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Termination and Change of Control Benefits

The following table provides the estimated amounts of incremental payments, payables and benefits to which each Named Executive Officer would be entitled under various plans and arrangements, assuming resignation, termination without cause, termination for cause, and separation from the Company in circumstances of a change of control, assuming the triggering event took place on December 31, 2009. This table does not reflect payments to which the Named Executive Officers were already entitled to under the current compensation plan design.

Name	Termination Scenario(1)	Cash Severance ($)	Short Term Incentive ($)	Restricted Share Units (RSUs) ($)	Deferred Share Units (DSUs) ($)	Stock Options ($)	Continuation of Benefits (Present Value)(2) ($)	Total ($)
C.G. Huskilson	Voluntary / For Cause
	Not for Cause	1,250,000	750,000		1,244,775		40,000	3,284,775
	Change of Control	1,250,000	750,000	1,218,126	1,244,775		40,000	4,502,901
N.G. Tower	Voluntary / For Cause
	Not for Cause	310,000	155,000	184,743	94,564		12,000	756,307
	Change of Control	310,000	155,000	367,100	94,564			926,664
R.R. Bennett	Voluntary / For Cause
	Not for Cause	325,000	130,000	111,790	346,116		12,000	924,906
	Change of Control	325,000	130,000	248,544	346,116			1,049,660
R.J.S. Hanf	Voluntary / For Cause
	Not for Cause	375,000	78,000					453,000
	Change of Control
W.D. O’Connor	Voluntary / For Cause
	Not for Cause	275,000	345,000					620,000
	Change of Control

Notes:

(1)	Change of Control scenarios also assume all unvested RSUs would become payable in full and are valued based on an assumed performance factor of 1 and a year end closing share price of $25.07. Change of control scenarios also assume all DSUs would vest and are valued based on a year end closing share price of $25.07.
(2)	Continuation of benefits reflect amounts for car allowance and health and dental benefits.

The following is a summary of termination and change of control benefits afforded to each Named Executive Officer under his or her employment contract.

C.G. Huskilson, President and Chief Executive Officer, Emera

If Mr. Huskilson resigns his position he will be entitled to all compensation and benefits up to the effective date of resignation.

If Mr. Huskilson is terminated for cause, he will not be entitled to compensation upon or following such termination.

If he is terminated without cause, he shall be entitled to 24 months’ compensation based upon annual salary, annual incentive at target, and car allowance in effect at the time, salary to termination date, any accrued but unused vacation time, health, dental and other such benefits for 12 months.

If there is a change of control of the ownership of the Company, such that any one party acquires 50 percent or more of voting securities and there is a substantial reduction in responsibilities or scope of authority, Mr. Huskilson may elect within three months following such substantial reduction in responsibilities or scope of authority to terminate employment and receive 24 months’ compensation and 12 months of benefits.

Under any termination of employment by the Company, or as a result of death, all entitlement to Deferred Share Units (DSUs) previously granted in May 2006, which have not yet been vested at the date of such termination, or death shall vest immediately.

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Mr. Huskilson becomes eligible to retire with an unreduced pension on June 30, 2012. He has agreed to advise the Company at least one year in advance of any proposed retirement. Information regarding pension entitlement is contained in the section entitled “Pension Plan Benefits”.

Under all scenarios, unless otherwise noted, Mr. Huskilson shall be entitled to payments associated with RSUs, DSUs, and Stock Options according to the terms and conditions of the plans.

N.G. Tower, Vice-President and Chief Financial Officer, Emera Inc. and Nova Scotia Power Inc.

If Ms. Tower resigns her position she will be entitled to compensation and benefits up to the effective date of resignation.

If Ms. Tower is terminated for cause, she will not be entitled to compensation upon or following such termination.

In the event of termination without cause, she is entitled to a lump sum equal to 12 months’ compensation based upon annual salary, annual incentive at target, and car allowance in effect at the time, salary to termination date, any accrued but unused vacation time, health, dental and other such benefits for 12 months or until she obtains new employment benefit coverage.

In addition, if Ms. Tower is terminated without cause prior to July 12, 2010, the special Deferred Share Unit grant received in 2007 will vest immediately.

Any unvested Restricted Share Units (RSUs) held at the date of termination will be prorated.

If there is a change of control of the ownership of the Company, such that any one party acquires 50 percent or more of voting securities and there is a substantial reduction in responsibilities or scope of authority, Ms. Tower may elect, within three months following such substantial reduction in responsibilities or scope of authority, to terminate employment and receive 12 months’ compensation calculated on the basis of her annual salary and target bonus then in effect.

Ms. Tower becomes eligible to retire with an unreduced pension on March 31, 2019. Information regarding pension entitlement is contained in the section entitled “Pension Plan Benefits”.

Under all scenarios, unless otherwise noted, Ms. Tower shall be entitled to payments associated with RSUs, DSUs, and Stock Options according to the terms and conditions of the plans.

R.R. Bennett, President and Chief Executive Officer, Nova Scotia Power Inc.

If Mr. Bennett resigns his position he will be entitled to compensation and benefits up to the effective date of resignation.

If Mr. Bennett is terminated for cause, he will not be entitled to compensation upon or following such termination.

In the event of termination without cause, he is entitled to a lump sum equal to 12 months’ compensation based upon annual salary, annual target bonus and car allowance in effect at the time, salary to termination date, any accrued but unused vacation time, health, dental and other such benefits for 12 months.

In addition, if Mr. Bennett is terminated without cause any special Deferred Share Unit grants received in 2008 will vest immediately.

Any unvested Restricted Share Units (RSUs) held at the date of termination will be prorated.

If there is a change of control of the ownership of the Company, such that any one party acquires 50 percent or more of voting securities and there is a substantial reduction in responsibilities or scope of authority, Mr. Bennett may elect, within three months following such substantial reduction in responsibilities or scope or authority, to terminate employment and receive 12 months’ compensation calculated on the basis of his annual salary and target bonus then in effect.

Mr. Bennett becomes eligible to retire with an unreduced pension on October 31, 2017. Information regarding pension entitlement is contained in the section entitled “Pension Plan Benefits”.

Under all scenarios, unless otherwise noted, he shall be entitled to payments associated with RSUs, DSUs, and Stock Options according to the terms and conditions of the plans.

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R.J.S. Hanf, Chief Executive Officer, Bangor Hydro Electric Company

If Mr. Hanf resigns his position he will be entitled to compensation and benefits up to the effective date of resignation.

If Mr. Hanf is terminated for cause, he will not be entitled to compensation upon or following such termination.

In the event of termination without cause, he is entitled to a lump sum equal to 12 months’ compensation based upon annual salary plus one additional month’s salary for each full or partial year of service from January 2007 onward, to a maximum of 24 months; annual incentive at target and car allowance in effect at the time, salary to termination date, any accrued but unused vacation time, health, dental and other such benefits for 12 months.

In addition, Mr. Hanf will be eligible to receive up to $50,000 in relocation and moving expenses.

Mr. Hanf’s employment contract does not contain change of control provisions.

Mr. Hanf becomes eligible to retire with an unreduced pension on November 30, 2022. Information regarding pension entitlement is contained in the section entitled “Pension Plan Benefits”.

Under all scenarios, unless otherwise noted, he shall be entitled to payments associated with RSUs, DSUs, and Stock Options according to the terms and conditions of the plans.

W.D. O’Connor, Chief Operating Officer, Emera Energy Inc.

If Mr. O’Connor resigns his position he will be entitled to compensation and benefits up to the effective date of resignation.

If Mr. O’Connor is terminated for cause, he will not be entitled to compensation upon or following such termination.

Mr. O’Connor’s employment contract does not contain change of control provisions.

In the event of termination without cause, he is entitled to a lump sum equal to 12 months’ compensation based upon annual salary in effect at the time, annual salary to termination date, and any accrued but unused vacation time.

Mr. O’Connor becomes eligible to retire in 2020. Information regarding pension entitlement is contained in the section entitled “Pension Plan Benefits”.

Under all scenarios he shall be entitled to payments associated with RSUs, DSUs, and Stock Options according to the terms and conditions of the plans.

Shares Authorized for Issuance Under Equity-Based Compensation Plans

The following table shows shares authorized for issuance under the Senior Management Stock Option Plan and the Employee Common Share Purchase Plan as of December 31, 2009. There are no equity-based compensation plans that were not approved by Shareholders.

Plan Category	(A) Number of shares to be issued upon exercise of outstanding options	(B) Weighted-average exercise price of outstanding options	(C) Number of shares available for future issuance under equity compensation plans (excluding column (A))
Equity-based compensation plans approved by shareholders
- Senior Management Stock Option Plan	2,082,150	$19.99	2,054,200
- Employee Common Share Purchase Plan	N/A	N/A	619,363

Total	2,082,150	$19.99	2,673,563

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Aggregate Indebtedness of Directors and Executive Officers and Indebtedness Under Securities Purchase or Other Programs

The Company does not have a program that allows for the provision of loans to Directors or Officers and the Company is not intending to initiate such a program. In addition there is no program to allow loans or indebtedness under any share purchase program.

As of the date of this Circular there was no indebtedness of the Directors to the Company.

As of the date of this Circular, Mr R.R. Bennett, President and Chief Executive Officer, Nova Scotia Power Inc. has an outstanding interest-free loan in the amount of $66,598. This loan was provided to Mr. Bennett to assist with his relocation from Halifax, Nova Scotia to Bangor, Maine at the time of his appointment to a senior management position with Bangor Hydro Electric Company, a subsidiary of Emera. The loan matures and is repayable in full in June 2015. The loan to Mr. Bennett was approved and in place prior to him becoming an officer of Nova Scotia Power Inc.

Material Transactions

During the year, insiders of the Company and its affiliates, including Directors, Executive Officers, proposed nominee Directors or their associates or corporations they controlled, did not have any material interest, direct or indirect, in any transaction or in any proposed transaction that has materially affected or will materially affect the Company.

Management Contracts

There are no functions of management which are performed by a person or company other than the Directors, Executive Officers or other employees of the Company.

Directors’ and Officers’ Insurance

The Company’s Articles of Association provide for the indemnification of Directors and Officers against liability incurred by them in the proper performance of their duties as Directors and Officers of the Company.

The Company purchases Directors’ and Officers’ insurance coverage. This coverage provides protection for Directors and Officers in cases where they incur a liability as a result of their activities as a Director or Officer of the Company. For the year ending December 31, 2010 this insurance provides for a maximum coverage of $55,000,000 per claim and in the aggregate. The premium for this insurance is approximately $262,000.

Audit Committee Information

For information regarding Emera’s Audit Committee, including its Charter, composition, relevant education and experience of its members, Audit Committee oversight, policies and procedures for the approval of non-audit services and auditors’ service fees, please refer to Emera’s Annual Information Form available on SEDAR at www.SEDAR.com or by contacting the Corporate Secretary of the Company.

37	Management Information Circular

Statement of Corporate Governance Practices

Emera and its Board of Directors are committed to high standards of corporate governance because we believe they are fundamental to achieving strong corporate performance and generating long-term shareholder value. The Board regularly reviews corporate governance to ensure industry best practices are satisfied and to continually improve governance and disclosure. Emera strives to be among the best governed companies in Canada.

The Board of Directors’ Nominating and Corporate Governance Committee is responsible for annually reviewing the Company’s Corporate Governance Practices and, where appropriate, the Committee recommends revisions to those Practices.

Under the regulations of the Canadian Securities Administrators Emera discloses its corporate governance practices in this Circular. The following is a summary that highlights various elements of those practices.

Summary of Corporate Governance Practices

Board of Directors

Director Independence

Emera values independent judgment in the evaluation of the actions taken by management of the Company. To achieve this outcome, Emera maintains an independent Board and ensures opportunity for deliberation of independent Directors.

All Directors are independent from management, except Christopher G. Huskilson, who is the President and Chief Executive Officer of the Company. No independent Director has any interest, business or other relationship that could interfere, or that could reasonably be perceived to interfere, with his or her ability to act in the best interests of the Company. None of the independent Directors receive remuneration from Emera other than Directors’ retainers, fees or retainers for service as Chair of the Board or Chair of a Committee. Mr. G.A. Caines receives a retainer from Emera’s subsidiary, Nova Scotia Power Inc. (NSPI) as the Chair of its Board of Directors. Mr. D. Oland also receives Directors’ fees from NSPI for attending Board and Committee meetings as a member of the NSPI Board and its Committees.

To assure the Board’s independence, the Company’s Articles of Association provide that no more than two Directors may be employees of the Company or of a subsidiary or affiliate of the Company. Christopher G. Huskilson, as President and Chief Executive Officer of the Company, is the only Director employed by the Company.

Board of Directors Charter

Emera believes that clear accountabilities lead to the best governance and, therefore, maintains a Charter for the Board. The Board of Directors Charter is attached to this Circular as Appendix “B”.

Under the Charter, the Board is responsible to oversee the management of the business of the Company and provide stewardship and governance to ensure the viability and growth of its businesses.

Directors Meet without Management

There were 22 Board or Committee meetings during 2009. At each Board and Committee meeting the Directors hold in-camera sessions to discuss various issues, at which non-independent Directors and members of management are not in attendance.

At most Board and/or Committee meetings, the independent Directors have an in-camera session, including the President and Chief Executive Officer who is not an independent Director, to discuss various issues. The Chair of the Board frequently discusses issues with Directors on an individual basis. The independent Directors also meet to the exclusion of the President and Chief Executive Officer and management, including occasions that are not Board or Committee meetings.

The Board has adopted a practice of holding evening sessions before the day of a formal Board Meeting. As required and at least once a year the independent Directors conduct such an evening session to the exclusion of the President and Chief Executive Officer.

Independent Chair

The Chair of the Board, Mr. John T. McLennan, is an independent Director. The Company mandates that the Chair of the Board and the Chief Executive Officer must be separate individuals at Emera.

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Chair of the Board of Directors Mandate

The Chair of the Board of Directors Mandate is attached to this Circular as Appendix A.

Pursuant to this Mandate, the Chair is responsible to lead the Board to fulfill its duties effectively, efficiently and independent of management. The Chair ensures Board and Shareholder meetings function effectively, provides leadership of the Board and its Committees and provides advice and counsel to Directors and the Chief Executive Officer. The Chair participates in the recruitment of Directors and the assessment of their performance.

Directors’ Membership on Other Public Company Boards

Emera monitors the participation of Directors on other company’s boards to ensure a balance of time is available to attend to Emera’s governance needs. Many of the Company’s Directors do serve as Directors of other reporting issuers. Details of these positions for each Director are set forth in their biographies earlier in this Circular. Membership on other public company boards is generally viewed positively by Emera in that it provides a Director with additional perspective and insight that is beneficial in performing their duties for the Company, and Emera ensures these other positions do not negatively impact their ability to perform as Directors of the Company.

Board Size

Emera aims for the appropriate number of Directors to ensure the optimal expertise is represented, balanced with the need for quality engagement and dialogue.

The number of Directors on the Company’s Board must not be less than eight and not more than fifteen. No more than two Board members may be employees of the Company or of a subsidiary or affiliate of the Company.

Nomination of Directors

Emera’s Articles of Association and the Charter for the Nominating and Corporate Governance Committee assign the responsibility for recruiting and selecting nominees for election as Directors. The Nominating and Corporate Governance Committee reviews the experience and skill sets of the present Directors and assesses the profiled requirements needed to ensure that the Board is able to function effectively and provide quality oversight to management.

Director Recruiting

The Committee evaluates issues which face, or will face, the Company and provides a plan of action necessary to ensure the Board expertise will be appropriate for Company activities. The Committee uses the services of a qualified search consulting firm in order to assist it in identifying suitable Director candidates. The Board may also develop a list of potential candidates based upon the collective knowledge of the Directors. Potential Director candidates are met by at least the Chair of the Board, the Committee Chair, and the President and Chief Executive Officer, and in most cases by additional Directors. Reference checks and background checks may also be carried out on potential Director candidates.

In 2008, the Nominating and Corporate Governance Committee proactively managed an expected turnover of Directors in advance of their retirement. The Committee implemented an effective succession plan that included creating overlap between new Directors and retiring ones, and which included proactive management of the anticipated succession of the Chair of the Board of Directors.

The Nominating and Corporate Governance Committee is actively searching for Directors in anticipation of upcoming Director retirements.

Director Retirement

The Articles of Association require that a Director retire at the next shareholders’ meeting following the date they reach age 70. The Articles also allow the Nominating and Corporate Governance Committee to give consideration to recommending that a Director continue to serve past the age of 70 under certain exceptional circumstances. Any extension to service beyond the age of 70 is for a one-year term and is carefully evaluated by the Committee (see “Nominating and Corporate Governance Committee”, below).

Majority Voting for Election of Directors

The confidence of shareholders in the actions of the Board and management are important, and in order to provide a mechanism for shareholders to express that confidence in each Director, the Board adopted a Majority Voting Policy for Directors in February 2008. The Policy states:

Should a Director nominee, in an uncontested election at a meeting of shareholders of Emera whereby Directors are to be elected, receive a majority of “withheld” votes for his or her election as a Director, the individual shall submit his or her resignation to the Board for consideration promptly following such shareholders’ meeting. The votes determining such action shall be those votes validly voted by proxy and those votes validly voted in person at such shareholders’ meeting.

39	Management Information Circular

The Directors who received a majority “for” vote at the shareholders’ meeting shall consider whether or not to accept the resignation submitted by a Director that received a majority of “withheld” votes for his or her election as a Director. If there are less than three such Directors, the entire Board shall consider whether or not to accept the resignation.

A news release disclosing the Board’s determination shall be issued within 90 days following the date of the shareholders’ meeting. If the resignation is rejected by the Board, the news release shall include the reasons for rejecting the resignation.

Position Descriptions

Chair of the Board

The Chair of the Board has a Mandate that is reviewed by the Nominating and Corporate Governance Committee on an annual basis (see Appendix A to this Circular).

Committee Chairs

All of the Committees have Charters which set out duties and responsibilities. It is the responsibility of each Committee Chair to ensure that the Committee carries out its duties and responsibilities. The various Committees review their Charters on an annual basis and the Charters and Chair’s Mandate are annually reviewed by the Nominating and Corporate Governance Committee. The reviews ensure that the duties of the Chair and of each Committee Chair are properly defined and are current with accepted standards.

Position Description for CEO

The roles and responsibilities of the President and Chief Executive Officer are contained in his employment contract and in the Articles of Association which provide that he is chief executive for the Company. The President and Chief Executive Officer’s employment contract is negotiated by the Management Resources and Compensation Committee and is approved by the Board of Directors.

Orientation of Directors

Emera believes that for Directors to be effective in their roles, especially upon initial introduction to the Board, they must be knowledgeable about the Company, its strategy, strengths and challenges. As well, effectiveness is enhanced as the new Directors form a collegial working relationship with other members of the Board in order to best bring their skills and knowledge to the operation of the Board.

New Directors to the Emera Board of Directors receive an orientation to the Company that familiarizes them with the businesses, investments and key personnel of the Company and allows them to effectively integrate with other Board members.

Orientation Process

The following are the elements of the orientation process.

Key documents of the business are provided. These include the following:

(a)	the most recent Annual Report and Progress Report; Management’s Discussion & Analysis (MD&A) and financial statements for the most recent fiscal quarter; most recent Management Information Circular and Annual Information Form:

(b)	the Board and Committee Charters;

(c)	the most recent Strategic Plan and Business Plan;

(d)	a list of the Emera Officers;

(e)	Insider Trading Guidelines;

(f)	the Emera Group of Companies Standards for Business Conduct;

(g)	recent Minutes of the Board and Committees.

An orientation meeting is scheduled. The meeting will include the President and the Chief Financial Officer and such other Executive Officers or leaders of key subsidiaries as the President deems appropriate. The Chair also attends the orientation meetings with the new Director(s), as well as other current Directors.

The purpose of the meetings is to provide new Directors with relevant information about the Company and a forum for discussion with management, the Chair and other Directors. The information includes material about (a) the Company’s structure, (b) its strategy, and (c) the human resources of the Company.

40	Management Information Circular

A tour of certain sites and facilities is arranged within a reasonable period of time after joining the Board. This includes such facilities as the President deems appropriate and the Directors deem desirable.

The Corporate Secretary’s office provides an overview of the running of Board meetings and related governance processes at the Company.

Committee Oversight

This list of orientation activities is reviewed each time that a new Director is elected, and updated as required. The Nominating and Corporate Governance Committee oversees the orientation of new Directors.

Continuing Education for Directors

The oversight of Directors is enhanced when they are well informed about the Company’s businesses and its industry. Management continually seeks opportunities to update, educate and inform the Directors in areas they request or that management determines are relevant to issues facing the Company.

The Board is provided with a regular flow of comprehensive information from management to ensure that the Board has sufficient and timely information concerning the Company’s activities. This information is used by the Board to assess both the direction of the Company’s business and management performance. The Board receives briefing material from management in advance of all meetings. Regular communications are provided to the Directors between meetings to provide updates on developments that might affect Emera’s business and that of its subsidiaries.

Guideline for Directors’ Attendance at Education Sessions

The Board of Directors adopted a guideline in 2008 for Directors’ attendance at education sessions. The purpose of the guideline is to encourage Directors to participate in education sessions from time to time that are directly related to the business of the Company and the performance of their duties as a Director of the Company. The guideline describes the compensation of Directors for attendance at such education sessions. Independent Directors who wish to attend an education session are required to request the approval of the Chair of the Board of Directors to attend a particular education session and receive compensation in accordance with the guideline.

Management Reports

The Board is kept informed of Emera’s operations at Board and Committee meetings and through reports from, and regular discussions with, management. The Board is also provided with site visits to operational facilities to assist it in more fully understanding the business and allow the Directors to properly discharge their obligations.

Directors Updates and Briefings

Board and Committee meetings are regularly scheduled and communications between the Board and management occur apart from regularly scheduled Board and Committee meetings in the form of oral and written briefings or specially-called meetings which update Directors on business, operational or technical matters relevant to the Emera group of companies.

Industry Trends

From time to time the Board receives specialized presentations from external parties and/or management on various matters of significance to the Company including presentations on trends in the energy industry, emerging energy technology, energy regulatory trends, changes to accounting treatment and rules, risk management, world fuel supply trends, and environmental interests.

Board Dinners with High Potential Employees

Opportunities are provided for Directors to meet members of senior management identified as high potential candidates in the Company’s senior executive succession plan. This provides Directors with the chance to meet and get to know employees that have been identified a potential future leaders in the Company. The Directors may not otherwise necessarily have an opportunity to meet these individuals. Directors are then able to provide feedback which is incorporated into the succession plan. The high potential employees also benefit from this exposure to members of the Board of Directors.

Ethical Business Conduct

The Board recognizes the importance of its leadership in establishing and promoting integrity and ethical business practices throughout the Company.

41	Management Information Circular

Corporate Disclosure Policy

The Board encourages and promotes a culture of ethical business conduct. The Board has approved a formal Corporate Disclosure Policy. The purpose of the Disclosure Policy is to ensure that communications to investors and potential investors are timely, factual and accurate, and that the information is disseminated in accordance with all applicable legal and regulatory requirements to the investing public, analysts, and the media.

Standards for Business Conduct

The Board has adopted a written code entitled “The Emera Group of Companies Standards for Business Conduct” (Standards for Business Conduct) for all Directors, officers, and employees. Directors, Officers and employees are required to annually sign an acknowledgement that they have reviewed and understand the Standards of Business Conduct.

A copy of the document is available on Emera’s website at www.emera.com or a hardcopy may be obtained by contacting the Vice-President Human Resources, Emera Inc., P.O. Box 910, Halifax, Nova Scotia B3J 2W5.

The Standards for Business Conduct have been implemented throughout the organization. In addition, the Company has adopted a protocol “Procedures for the Reporting of Irregularities and Dishonesty” (otherwise commonly referred to as a whistleblower’s policy). Reported violations under the Standards for Business Conduct and Procedures for the Reporting of Irregularities and Dishonesty are addressed by the Company, and on a quarterly basis the Internal Audit department informs the Audit Committee of all reported violations and their status.

There has been no material change report filed that pertains to any conduct of a Director or executive officer that constitutes a departure from the Standards of Business Conduct.

Conflicts of Interest

The Board reviews and approves all material acquisitions, dispositions, projects, business plans, and budgets. The Board ensures Directors exercise independent judgment in considering any transaction. Directors are required to declare any interest which they may have in a matter requiring Board approval and abstain from participation in discussions or voting on the particular matter.

The Directors have also instituted a policy which requires them to submit their resignation as a Director if there is a significant change in their principal occupation. The resignation is then reviewed by the Board or the Nominating and Corporate Governance Committee to determine if the circumstances warrant acceptance of the resignation. This practice serves several purposes including ensuring that the change of principal occupation does not result in a conflict-of-interest situation for the Director and ensuring that the Director is able to maintain the skill, knowledge in business, or other background which resulted in that person initially becoming a member of the Board.

Board Committees

The Board is committed to effective and efficient operation in carrying out its oversight responsibilities. As such, it strongly supports the work of its three Committees to which certain functions are delegated as set forth in written charters. They are:

•	the Audit Committee;

•	the Management Resources and Compensation Committee; and

•	the Nominating and Corporate Governance Committee.

In consultation with the Chair of the Board, the Board and its Committees may retain outside advisors at the Company’s expense as they deem necessary.

Audit Committee

The Audit Committee of the Board of Directors assists the Board in discharging its oversight responsibilities concerning the integrity of Emera’s financial statements, its internal control systems, the internal audit and assurance process, the external audit process and its compliance with legal and regulatory requirements.

The Committee is comprised of independent Directors only, who are financially literate, none of whom may be employees of Emera, or employees of any affiliate of Emera. The Committee shall be responsible for reviewing and recommending to the Board for approval the annual and interim financial statements and all related management’s discussion and analysis.

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The Committee evaluates and recommends to the Board the external auditor and the compensation of such external auditor. Once appointed, the external auditor shall report directly to the Committee, and the Committee oversees the work of the external auditor concerning the preparation or issuance of the auditor’s report or the performance of other audit, review or attest services for Emera. The Committee reviews management controls and processes concerning the administration of investment activities, financial reporting, and funding of the pension plans.

The Company’s internal auditor also reports directly to the Audit Committee, and the Committee oversees the appointment, replacement, or termination of the internal auditor.

Management Resources and Compensation Committee

The Management Resources and Compensation Committee is comprised of independent Directors only. The Company’s Articles of Association require that the Chair of the Board not be a member of the Committee. The Committee reviews overall compensation, including salary and benefit policies and recommends such policies to the Board of Directors.

It reviews corporate goals and objectives relevant to the corporate strategy and recommends such goals and objectives to the Board of Directors. The Committee ensures that an assessment of the President’s performance in relation to these goals and objectives, is completed. It makes recommendations to the Board of Directors relating to the President’s compensation level, participation in incentive-compensation plans, and equity-based plans based on the Committee’s evaluation. It makes recommendations about senior management compensation, incentive-compensation plans, and equity-based plans. It approves grants of stock options, restricted shares units (RSUs) and deferred share units (DSUs) in accordance with the provisions of the respective plans. It reviews executive compensation disclosure prior to the Company releasing such information to the public.

It recommends executive officer appointments to the Board of Directors for approval. It ensures there is an adequate succession planning process for senior management and other potential senior management candidates of the Company and its affiliates and actively participates in that process with a review conducted on an annual basis. It reviews share ownership guidelines for executive officers. It ensures there are appropriate labour relation strategies in place and regularly reviews management’s direction and decisions made in support of effectual labour and employee relations.

Officer Compensation

The Board of Directors determines the compensation for the Company’s senior executives, including the Officers of the Company, on the recommendation of the Management Resources and Compensation Committee. See the section of this Circular entitled “Compensation Discussion & Analysis” above with respect to compensation of the Company’s Named Executive Officers.

The Management Resources and Compensation Committee engaged Hugessen Consulting Inc. as a compensation consultant to assist in determining compensation for senior management, including the President. See “Compensation Advisors” above for more information about the engagement of compensation advisors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board with matters relating to corporate governance. The Committee consists of independent Directors only, selected by the Board. The Committee identifies individuals qualified to become Directors who are, in the opinion of the Committee, able to contribute to the broad range of issues with which the Directors must deal and who are able to devote the time necessary to prepare for and attend meetings of the Board and Committees of the Board to which they may be appointed.

The Committee must ensure that not less than 25 percent of the members of the Board of Directors are female. The Committee is required to create and review the criteria for selecting Directors by assessing the personal qualities, business experience, and qualifications of current Directors, assess the Company’s ongoing needs and circumstances, geographical representation and the overall experience of the Board.

Prior to each annual shareholders’ meeting, the Committee must provide the Company with a list of nominees for election as Directors to be included in the Company’s Management Information Circular for that meeting. The list of Director nominees must include the President and Chief Executive Officer of the Company. It may include one other senior executive of the Company, as determined by the Committee, but the President and Chief Executive Officer is the only Executive of the Company nominated for election at the annual shareholders meeting on May 5, 2010.

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Director nominees must not be employees of the Company or of any subsidiary or affiliate of the Company and must not have reached 70 years of age, except in certain exceptional circumstances. The Committee may determine and recommend that an individual be permitted to serve as a Director beyond age 70 because of the individual’s contribution and skills. Such determination will be made annually. One of the Directors nominated for election is 72 and the Committee has determined and recommended to the Board of Directors that because of that individual’s unique and valuable contribution, that individual should continue to serve as a Director.

The Nominating and Corporate Governance Committee is responsible for assessing on an annual basis the effectiveness of the Board, individual Directors, and its various committees.

The Nominating and Corporate Governance Committee is responsible for developing and communicating the Company’s approach to corporate governance issues, and reviews and approves Emera’s disclosure of corporate governance practices.

The Committee keeps abreast of best governance practices in the industry and continually evaluates the governance practices of Emera.

Director Compensation

The Company is committed to attracting highly skilled and experienced Directors to serve on its Board and, therefore, strives to maintain appropriate and competitive compensation for Directors.

The Board of Directors determines the compensation for the Company’s Directors on the recommendation of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee annually reviews the compensation of the Directors to ensure the form of compensation is appropriate. In doing so, the Committee carries out a review of the compensation practices of Canadian publicly-traded companies similar to Emera’s operations and size and ensures the Directors are appropriately compensated for the responsibilities and risks involved in being a Director. The review is based upon publicly available information concerning Director’s compensation, public surveys and comparison of compensation of Directors of publicly-traded companies in Canada.

In 2009, the Committee engaged Hugessen Consulting Inc. to review appropriate comparator groups for Emera, to review the level and form of Directors’ compensation for such comparator groups, to review trends in level and form of Director compensation in Canada, and to provide recommendations on level and form of Director compensation.

January 1, 2010 Director Compensation Increase

Following a review of Director compensation, the Nominating and Corporate Governance Committee determined that effective January 1, 2010, the annual retainer for the Company’s Directors shall be increased by $25,000 payable in the form of deferred share units (DSU) only. Other adjustments to Director compensation were also made. The changes in the compensation for Directors are summarized in the following table.

	Effective January 1, 2010	Previous Rates
Annual Chair’s Retainer (all inclusive)	$80,000 – cash $80,000 – DSUs	$160,000 – cash
Annual Director Retainer	$35,000 – cash $25,000 – DSUs	$35,000 – cash
Annual Committee Chair Cash Retainers	$15,000 – Audit Chair $15,000 – MRCC Chair $8,000 – N&CGC Chair	$15,000 – Audit Chair $12,000 – MRCC Chair $5,000 N&CGC Chair
Annual Committee Member Cash Retainers (Not paid to Committee Chairs)	$5,000 Audit $3,000 MRCC $3,000 N&CGC	$5,000 Audit $3,000 MRCC $3,000 N&CGC

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	Effective January 1, 2010	Previous Rates
In-Person Meeting Fee	$1,750	$1,750
Telephone Meeting Fee	$1,250	$1,250
Travel Fee	$ 1,750 if one-way travel is at five hours or more $875 if one-way travel is at least three hours but less than five hours	$1,750 if one-way travel is at five hours or more $875 if one-way travel is at least three hours but less than five hours

Director Share Ownership Guidelines

In order to align their interests with those of the Company’s shareholders, the Directors are subject to share ownership guidelines. The original guidelines, which were implemented in July 2003, required each non-employee Director to own the equivalent of five times the annual Directors’ retainer, then equal to 100,000, in common shares and/or DSUs within five years of becoming a Director. For Directors serving on the Board at the time the guidelines were established, compliance was to have occurred by July 2008.

In September 2008 the Directors amended the guidelines to require the preponderance of Directors to own five times the annual Director’s retainer, then equal to $175,000, in common shares and/or DSUs within five years of the new ownership guideline coming into effect (ie. by September 2013) or five years from the appointment date of a new Director.

New Share Ownership Guidelines

The share ownership guidelines for Directors of the Company were further amended in September 2009, such that effective January 1, 2010 all Directors must each own three times the new total cash and equity-based annual Board retainer for Directors, equal to $180,000. Under this amended guideline, each and every Director must own Emera shares or DSUs, or a combination of the two, worth $180,000 by the earlier of either September 2013 (in accordance with the September 2008 amendment) or within five years of the appointment date of a new Director.

Details of each Director’s share and DSU ownership, and status under the share ownership guidelines, is shown in each nominee Director’s biography earlier in this Circular.

As a result of increasing Director compensation by $25,000 payable in DSUs only, which are only payable on retirement from the Board, the Directors will increase their shares or share based ownership by at least $25,000 per annum.

Board and Director Performance Assessments

The Board recognizes the value of regularly assessing its effectiveness in order to find ways to improve its performance and the performance of the Chair, individual Directors, and the Board Committees. In February 2009, the Board of Directors adopted a guideline for the performance of assessments of the effectiveness of the Board of Directors, its committees, an assessment of the Chair of the Board.

Assessment Process

Under the guideline, each year the Nominating and Corporate Governance Committee determines the process by which Director performance assessments will be conducted. The process may include the use of questionnaires, one-on-one interviews with Directors by the Board Chair or such other process as the Committee determines appropriate. A report on the assessment is provided to the Board of Directors. Issues arising from the assessment are identified, an action plan developed and progress monitored by the Nominating and Corporate Governance Committee.

2009 Board/Director Performance Assessment

In December 2009, the Chair of the Board spoke to each external Emera Director as part of the 2009 Board and Director Performance Assessment. A series of questions was sent to each Director in advance for their consideration on a number of themes, including the operation and effectiveness of the Board of Directors, the operation of Committees, and the performance of Directors themselves. The Chair summarized the main points in a written report and provided the Nominating and Corporate Governance Committee and the Board with further detail about the comments he received in order to discuss the comments with all Directors.

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The assessment of the Chair of the Board was conducted in a meeting of all Directors that was led by the Chair of the Nominating and Corporate Governance which excluded the Board Chair.

The Nominating and Corporate Governance Committee received the findings and the results of the 2009 Board and Director Performance Assessment. The Chair worked to develop an action plan based on those findings where necessary. That action plan was shared with the Board, and progress on the action plan will be reported to the Committee and the Board from time to time.

Strategic Planning

The Board regards the shaping of the Company’s strategy as one of its primary roles. Directors participate in the development of the corporate strategy which determines the annual and longer-term objectives for the President and Chief Executive Officer. The Directors regularly evaluate progress made in pursuing that strategy.

Plan Development

The Chief Executive Officer, in collaboration with Executive Officers and the Board of Directors, develops a strategic plan which is presented to the Directors at a mid-year strategic retreat for approval. Management engages the Directors in “blue sky” sessions in the first half of the year as a prelude to formal annual strategic planning exercise.

Business Plan and Corporate Scorecard

The strategic plan is translated into a business plan which is presented for Board approval in the second half of the year.

The Company has adopted the Scorecard approach to translate corporate strategies into measurable incentive plan goals and the President and Chief Executive Officer’s performance for the year is measured against the Scorecard.

Corporate objectives for the President are established on an annual basis and are based on the strategy, are reviewed by the Management Resources and Compensation Committee, and are approved by the Board of Directors.

Communications with Directors

Shareholders may communicate with the Chair of the Board or other independent Directors as a group by mailing (by regular mail or other means of delivery) to the corporate head office at 18th Floor, 1894 Barrington Street, Barrington Tower, Halifax, N.S., B3J 2A8, in a sealed envelope marked “Private and Confidential – Attention Chair of the Board of Directors of Emera Incorporated”.

Additional Information

Additional information relating to the Company may be found on SEDAR at www.sedar.com. The Company’s financial information is contained in its comparative financial statements and Management’s Discussion and Analysis (“MD&A”) for the financial year ended December 31, 2009.

For copies of the Company’s financial statements and MD&A, you may also contact the Office of the Corporate Secretary at 1894 Barrington Street, Suite 1800, Barrington Tower, P.O. Box 910, Halifax, Nova Scotia, B3J 2W5. Telephone: (902) 428-6096; Facsimile: (902) 428-6171.

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Appendix A

EMERA INCORPORATED

CHAIR OF THE BOARD OF DIRECTORS

MANDATE

Responsibility

The fundamental responsibility of the Chair of the Board of Directors (the “Chair”) of the Company is to lead the Board to fulfill its duties effectively, efficiently and independent of Management. The Chair provides leadership to the Board in reviewing and deciding upon matters which exert major influence on the manner in which the Company’s business is conducted and ensure effective operation of the Board. The Chair acts in a general advisory capacity to the President and Chief Executive Officer and other officers in all matters concerning the interests and management of the Company.

Independence

The Chair shall be an independent Director in accordance with the Company’s Articles of Association and applicable legislation.

Specifically, the Chair shall perform the duties as required in the Company’s Articles of Association and shall:

Meetings

1.	Ensure the Board is properly organized, functions effectively and meets its obligations and responsibilities including those relating to corporate governance matters.

2.	Preside at and manage Board meetings and shareholder meetings.

3.	Plan and organize the activities of the Board in consultation with the Chief Executive Officer and Corporate Secretary.

4.	Ensure proper flow of information to the Board to support decision making and to allow adequate lead time for effective study and discussion of business under consideration.

5.	Review and provide input to meeting agendas and ensure sufficient time during Board meetings to fully discuss agenda items.

Leadership

6.	Counsel collectively and individually with members of the Board, utilizing their capacities to the fullest extent necessary to optimize the effectiveness of the Board and its Committees.

7.	Ensure delegated Committee functions are carried out and reported to the Board.

8.	Provide the Board, Committees and individual Directors with leadership to assist them in their duties and responsibilities, and actively participate in the selection of Committee members and Committee Chairs.

9.	Provide advice, counsel and mentorship to individual Directors, to assist them to improve performance or, when appropriate, to transition them from the Board.

Board Management Relationship

10.	Ensure that the boundaries between Board and Management responsibilities are clearly understood and respected and that relationships between the Board and Management are conducted in a professional and constructive manner.

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11.	Facilitate effective communication between Directors and Management, both inside and outside of Board meetings.

12.	Ensure the Board can function independently of management and that the independent Directors have adequate and regularly scheduled opportunities to meet to discuss issues without Management present.

13.	Act as the principal liaison between the Board and management working closely with the Chief Executive Officer to ensure management strategies, plans and performance are appropriately represented to the Board.

Director Recruitment, Retention, Education

14.	With the Nominating and Corporate Governance Committee, actively participate in the recruitment and retention of Directors.

15.	Support the orientation of new Directors and the continuing education of existing Directors.

Assessment/Evaluation

16.	In conjunction with the Board’s Nominating and Corporate Governance Committee, ensure a process is in place to assess the effectiveness of the overall Board and its members.

17.	Assess, in conjunction with the Management Resources and Compensation Committee, the performance of the Chief Executive Officer and provide input with respect to compensation and succession.

Other

18.	At the request of the Chief Executive Officer, or where appropriate, represent the Board at official functions and meetings with major shareholder groups and other stakeholder groups.

19.	Carry out any other appropriate duties and responsibilities assigned by the Board.

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Appendix B

EMERA INCORPORATED

BOARD OF DIRECTORS CHARTER

The fundamental responsibility of the Board of Directors (the “Board”) is to provide stewardship and governance to Emera to ensure the viability of the company by overseeing management of the business. In addition to the powers set out in Emera’s Articles of Association, the Board shall have the following duties and responsibilities.

Management of Business

1.	The management of the business of Emera shall be vested in the Directors pursuant to the Articles of Association.

2.	The Board shall appoint executive officers, delegate the necessary authority for the conduct of the business thereto, evaluate the performance, and approve compensation for executive officers.

3.	The Board shall adopt a strategic planning process resulting in a strategic plan which shall be approved on an annual basis and shall take into account, among other things, the opportunities and risks of the business.

4.	The Board shall review and approve all material acquisitions, dispositions, projects, business plans, and budgets.

Financial and Risk Responsibility

5.	The Board shall ensure that appropriate systems are implemented to identify, report, and manage budgets.

6.	The Board will review the financial performance of the Company, declare dividends as appropriate, and approve financial results for release to the public as necessary.

7.	The Board shall review and ensure the quality and integrity of Emera’s internal controls and management information systems.

Governance Responsibility

8.	The Board shall perform such duties and approve certain matters as may be required by applicable legislation and the Articles of Association.

9.	The Board shall be comprised of a number of Directors as set out in Emera’s Articles of Association.

10.	Pursuant to the Articles, the Directors shall appoint one of the Directors as Chair of the Board and such Director shall not be an employee of Emera or any of its affiliates or subsidiaries.

11.	The Board, in carrying out its mandate, shall appoint committees of the Board and delegate certain function to those committees, each of which shall have its own written charter.

12.	The Board shall ensure that Emera has a formal corporate disclosure policy and a program to receive feedback from shareholders.

13.	The Board shall establish a system of corporate governance appropriate for Emera which includes practices to ensure that the Board functions independent of management and in the interests of its shareholders, has a process for the selection of qualified individuals for board nomination, and the evaluation and compensation of Directors.

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Independence and Integrity

14.	The Board shall be comprised of a majority of independent Directors as required by applicable legislation.

15.	The Chair shall be independent as required by applicable legislation.

16.	The Board shall ensure the Emera has a business code of ethical business conduct and a procedure to ensure that it is adhered to throughout the Company.

17.	The Board shall satisfy itself as to the integrity of the Chief Executive Officer and executive officers and the creation of an integrity-based culture throughout the Company.

18.	The Board shall, through its oversight of management, continue to foster an organization which operates in an environmentally responsible manner.

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